Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated September 29, 2023)	File No. 333-274749

Senmiao Technology Limited

1,350,000 Shares of Common Stock

Pre-funded Warrants to Purchase 905,000 Shares of Common Stock

We are offering 1,350,000 shares of our Common Stock, par value $0.0001 per share (the “Common Stock”), and pre-funded warrants to purchase 905,000 shares of the Common Stock, directly to the investors in this offering at a price of $1.26 per share pursuant to this prospectus supplement and the accompanying prospectus (the “Offering”). We may also sell to investors warrants (the “Warrants”) to purchase an aggregate of up to 4,510,000 shares of our Common Stock in a separate private placement. The Warrants shall be delivered to the investors upon approval by the stockholders of the Company (as defined below) at a special stockholders’ meeting (such issuance, the “Issuance” and the date of Issuance, the “Initial Issuance Date”) and if shareholders’ approval is obtained, shall be exercisable immediately upon Issuance, at an exercise price of $1.26 per share, and will expire five and a half (5.5) years from the Initial Issuance Date. The Warrants and the shares of Common Stock issuable upon the exercise of the Warrants, which are to be issued upon the receipt of the stockholders’ approval, will not be registered under the Securities Act of 1933, as amended, or the Securities Act, and will not be offered pursuant to this prospectus supplement and the accompanying prospectus. The Warrants and the shares of Common Stock issuable upon the exercise of the Warrants will be offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) and/or Rule 506(d) of Regulation D of the Securities Act.

For a more detailed description of the shares of Common Stock, see the section entitled “Description of Our Securities We Are Offering” beginning on page S-12.

Our shares of Common Stock are currently traded on the NASDAQ Capital Market under the symbol “AIHS”. On November 13, 2025, the closing sale price of our shares of Common Stock was $1.25 per share.

As of the date of this prospectus supplement (“Pro Supp”), the aggregate market value of our outstanding shares of Common Stock held by non-affiliates was approximately $8,526,410.04 based on 3,207,489 outstanding shares of Common Stock, of which 3,193,412 shares are held by non-affiliates, and a per share price of $2.67, which was the last reported price on the NASDAQ Capital Market of our Common Stock on September 16, 2025. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this Pro Supp.

We are a Nevada holding company conducting our operations through our subsidiaries in China. Our Common Stock of Senmiao Technology Limited (the “Company”, “Senmiao”, “we”, “our” or “us”) are traded on the stock exchange, instead of shares of our subsidiaries. Investors may never directly hold equity interests in our subsidiaries.

As we conduct all of our operations through our subsidiaries in China, we face various legal and operational risks and uncertainties related to doing business in China that could result in a material change in our operations and/or the value of our securities. We are subject to complex and evolving PRC laws and regulations. The PRC government has recently issued statements and conducted regulatory actions relating to areas such as approvals, filings or other administrative requirements on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. The PRC government’s significant authority in regulating our operations in China and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit our and our PRC subsidiaries’ ability to conduct business and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors, accept foreign investments or list on a United States or other foreign exchange, or cause the value of our securities to significantly decline or be worthless. For more details, see “Item 1A — Risk Factors—Risks Related to Doing Business in China” in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2025 (the “2025 Annual Report”) filed with the Securities and Exchange Commission (the “Commission”) on July 10, 2025.

For example, the recently promulgated Data Security Law and the Personal Information Protection Law in 2021 posed additional challenges to our cybersecurity and data privacy compliance. The new Cybersecurity Review Measures issued by the Cyberspace Administration of China, or the CAC and several other PRC governmental authorities in December 2021, as well as the Regulations on the Network Data Security (Draft for Comments), or the Draft Regulations, published by the CAC for public comments in November 2021, imposed potential additional restrictions on China-based overseas-listed companies like us. If future implementing rules of the new Cybersecurity Review Measures and the enacted version of the Draft Regulations mandate clearance of cybersecurity review and other specific actions to be taken by issuers like us, we face uncertainties as to whether these additional procedures can be completed by us timely, or at all, which may subject us to government enforcement actions and investigations, fines, penalties, or suspension of our non-compliant operations, and materially and adversely affect our business and results of operations and the price of our Common Stock. For additional details, see “Item 1A — Risk Factors—Risks Related to Doing Business in China.” in our 2025 Annual Report.

On February 17, 2023, the China securities regulatory commission, or the “CSRC”, promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which became effective on March 31, 2023. On the same date, the CSRC circulated supporting guidance rules No.1 through No.5, notes on the Trial Measures, notice on administration arrangements for the filing of overseas listings by domestic enterprises and relevant CSRC answers to reporter questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. The Trial Measures, together with the Guidance Rules and Notice reiterate the basic principles of Draft Administrative Provisions and Draft Filing Measures and imposed substantially the same requirements for the overseas securities offering and listing by domestic enterprises, and clarified and emphasized serval aspects. Because we are already publicly listed in the U.S., The Trial Measures and the Guidance Rules and Notice do not impose obvious additional regulatory burden on us beyond the obligation to report to the CSRC and comply with the filing requirements on any future offerings of our securities, or material events such as a change of control or delisting. As the Trial Measures and the Guidance Rules and Notice are recently issued, there remains uncertainty as to how it will be interpreted or implemented. However, we are subject to such filing requirements under the Trial Measures in connection with the Offering we are contemplating under this Pro Supp, and may be subject to additional filing requirements if there are any changes on the Trial Measures, upon that time, we may not be able to get clearance from the CSRC in a timely fashion.

Furthermore, the PRC regulators have promulgated new anti-monopoly and competition laws and regulations and strengthened the enforcement under these laws and regulations. There remain uncertainties as to how the laws, regulations and guidelines recently promulgated will be implemented and whether these laws, regulations and guidelines will have a material impact on our business, financial condition, results of operations and prospects. We cannot assure you that our business operations comply with such regulations and authorities’ requirements in all respects. If any non-compliance is raised by relevant authorities and determined against us, we may be subject to fines and other penalties.

Risks and uncertainties arising from the legal system in China, including the above-mentioned risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our Common Stock. The Chinese regulatory authorities could disallow the company’s structure, which could result in a material change in the company’s operations and the value of Senmiao’s securities could decline or become worthless. For a description of the company’s corporate structure, see “Corporate Structure” on pages S-1. For more details, see “Item 1A — Risk Factors—Risks Related to Doing Business in China.” in our 2025 Annual Report.

On May 20, 2020, the U.S. Senate passed and on December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. Stock Exchange. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law. Pursuant to the Holding Foreign Companies Accountable Act, the PCAOB issued a determination report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a special administrative region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. On august 26, 2022, the PCAOB announced and signed a statement of protocol (the “protocol”) with the China securities regulatory commission and the ministry of finance of the people’s republic of China. The protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. Our auditor is headquartered in New York, New York and is inspected by the PCAOB on a regular basis. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law, which officially reduced the number of consecutive non-inspection years required for triggering the prohibitions from three years to two, thus, reduce the time before an applicable issuer’s securities may be prohibited from trading or delisted. Currently, our auditor is subject to inspection by PCAOB. On December 15, 2022, the PCAOB issued a new determination report which concluded that it was able to inspect and investigate completely PCAOB-registered accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB vacated the December 16, 2021 determination report. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of we and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any foreign authority including but is not limited to mainland China or Hong Kong jurisdiction, the PCAOB will act expeditiously to consider whether it should issue a new determination.

None of Senimao’s subsidiaries has issued any dividends or distributions to respective holding companies, or to any investors as of the date of this Pro Supp. Senmiao’s subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in the company’s business. In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from the conversion of the series a convertible preferred stock and the exercise of the warrants by the warrant holders, may be transferred by Senmiao to Senmiao’s PRC subsidiaries via capital contribution and shareholder loans, as the case may be.

The majority of Senmiao’s income is received in RMB and restrictions in foreign currencies may limit the company’s ability to pay dividends or other payments, or otherwise satisfy the company’s foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the state administration of the foreign exchange (“Safe”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, Senmiao may not be able to pay dividends in foreign currencies to its shareholders.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These risks, if materialized, could result in a material adverse change in our operations and the value of our Common Stock, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or be worthless. For more details, see “Item 1A — Risk Factors—Risks Related to Doing Business in China” in our 2025 Annual Report.

Investing in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page S-6 of this Pro Supp.

	Per Common Stock and Pre-funded Warrants	Total
Registered Direct Offering Price	$1.26	$2,841,300
Proceeds to the Company, before expenses	$1.26	$2,841,300

We estimate the total expenses of this offering will be approximately $80,000.   We expect to deliver the Common Stock being offered pursuant to this prospectus supplement and the accompanying prospectus to purchasers on or about November 17, 2025.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 14, 2025.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of Common Stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS SUPPLEMENT

On September 28, 2023, we filed with the Commission a registration statement on Form S-3, as amended (File No. 333-274749) utilizing a shelf registration process relating to the securities described in this Pro Supp, which registration statement was declared effective on September 29, 2023. Under this shelf registration process, we may, from time to time, sell up to $150 million in the aggregate of shares of Common Stock, shares of preferred stock, warrants, rights, units and debt securities, of which approximately $147 million will remain available for sale following the offering and as of the date of this Pro Supp.

This document is in two parts. The first part is this Pro Supp, which describes the specific terms of this Common Stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this Offering. You should read this entire Pro Supp as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this Pro Supp and the accompanying prospectus.

If the description of the Offering varies between this Pro Supp and the accompanying prospectus, you should rely on the information contained in this Pro Supp. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in this Pro Supp and the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement. Except as specifically stated, we are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act or the Exchange Act into this Pro Supp or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this Pro Supp or the accompanying prospectus will be deemed to be modified or superseded for purposes of this Pro Supp or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this Pro Supp or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Pro Supp or the accompanying prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this Pro Supp and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you unless you are a party to such agreement. Moreover, such representations, warranties or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs unless you are a party to such agreement.

Unless we have indicated otherwise, or the context otherwise requires, references in this Pro Supp and the accompanying prospectus to “AIHS,” the “Company,”, “Senmiao”, “we,” “us” and “our” or similar terms refer to refer to Senmiao Technology Limited, a Nevada corporation and its consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Pro Supp, including the documents that Senmiao incorporates by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about Senmiao’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Pro Supp, and in particular those factors referenced in the section “Risk Factors.”

This Pro Supp contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies, including our ability to expand our automobile transaction and related services business and our online ride-hailing platform services business in China;

●	our management’s ability to properly develop and achieve any future business growth and any improvements in our financial condition and results of operations;

●	the regulations and the impact by public health epidemics in China on the industries we operate in and our business, results of operations and financial condition;

●	the growth or lack of growth in China of disposable household income and the availability and cost of credit available to finance car purchases;

●	the growth or lack of growth of China’s online ride-hailing, automobile financing and leasing industries;

●	changes in online ride-hailing, transportation networks, and other fundamental changes in transportation pattern in China;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our customer base;

●	our ability to maintain positive relationships with our business partners;

●	competition in the online ride-hailing, automobile financing and leasing industries in China;

●	macro-economic and political conditions affecting the global economy generally and the market in China specifically; and

●	relevant Chinese government policies and regulations relating to the industries in which we operate.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties and other factors more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that Senmiao files from time to time with the SEC. Given these uncertainties, readers should not place undue reliance on Senmiao’s forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, Senmiao does not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

Except as required by law, Senmiao assumes no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this Pro Supp, even if new information becomes available in the future.

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CERTAIN DEFINED TERMS

Unless otherwise stated in this prospectus, references to:

●	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

●	“Company” refers to collectively Senmiao Technology Limited, our public holding company incorporated in the State of Nevada and its wholly-owned subsidiaries;

●	“Corenel” refers to Chengdu Corenel Technology Limited, a PRC limited liability company and former wholly owned subsidiary of Senmiao Consulting;

●	“Hunan Ruixi” refers to Hunan Ruixi Business Operation Management Co., Ltd., formerly named as Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company and our majority owned subsidiary in China;

●	“Jiekai” refers to Chengdu Jiekai Yunli Technology Ltd., a PRC limited liability company in China and a majority owned subsidiary of Senmiao Consulting;

●	“Jinkailong” refers to Sichuan Jinkailong Automobile Leasing Co., Ltd., our equity investee entity, a PRC limited liability company with 35% equity interest held by Hunan Ruixi;

●	“Operating Entities” refers to Corenel, Hunan Ruixi, Jiekai, Senmiao Consulting and Yicheng;

●	“Partner Platforms” refers to the online ride-hailing platforms our Operating Entities cooperate with;

●	“Restructuring” refers to the establishment of a wholly foreign owned entity and the execution of a series of agreements among the Company, Senmiao Consulting, Sichuan Senmiao and the equity holders of Sichuan Senmiao, pursuant to which we have gained control of and became the primary beneficiary to Sichuan Senmiao;

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“Senmiao” refers to Senmiao Technology Limited;

●	“Senmiao Consulting” refers to Sichuan Senmiao Zecheng Business Consulting Co., Ltd., our wholly owned subsidiary in China;

●	“Sichuan Senmiao,” refer to Sichuan Senmiao Ronglian Technology Co., Ltd., a PRC limited liability company, the majority owned subsidiary of Senmiao Consulting;

●	“we,” “us,” “our company” and “our” refer to Senmiao Technology Limited and its subsidiaries;

●	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

●	“XXTX” refers to Hunan Xixingtianxia Technology Co., Ltd. and its subsidiaries, a PRC limited liability company and former wholly owned subsidiary of Senmiao Consulting;

●	“Yicheng” refers to Yicheng Financial Leasing Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China; and

We use U.S. dollars as reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.

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PROSPECTUS SUMMARY

CORPORATE STRUCTURE

Senmiao is not a Chinese operating company but a U.S. holding company incorporated in the State of Nevada on June 8, 2017. As a holding company with no material operations of its own, Senmiao conducts a substantial majority of its operations through its Operating Entities established in the PRC, including its subsidiaries and the equity investee company.

Since November 2018, we have been providing automobile transaction and related services focusing on the online ride-hailing industry in China through our majority owned subsidiaries, Jiekai and Hunan Ruixi, and its equity investee company, Jinkailong and its former wholly owned subsidiary, Corenel. As of the date of this Pro Supp, we operate our business in one segment: Automobile Transaction and Related Services (as defined herein below).

The following diagram illustrates the Company’s corporate structure as of the date of this Pro Supp:

BUSINESS OVERVIEW

Automobile Transactions and Related Services

Our automobile transaction and related services (the “Automobile Transaction and Related Services”) are mainly comprised of (i) automobile operating lease where we provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) service fees from new energy vehicles (“NEVs”) leasing where we charge NEVs lessees for a series of the services provided to them based on the chosen product solutions (the “Service for NEVs Leasing”); (iii) service fees from automobile purchase for a series of the services provided to purchasers throughout the purchase process based on the sales price of the automobiles and relevant services provided (the ” Service for Automobile Purchase”); (iv) monthly services where we provide management and related services to Partner Platforms and other companies and earn commission from them (the “Auto Commissions”);(v) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (vi) default expenses we charge to the lessees for early-termination the contracts or other violation behaviors to the contracts (the “Default Revenue”); and (vii) other supporting services provided to customers (the “Other Services”).

The following chart illustrates the constitution of our automobile transactions and related services:

Discontinued Ride-Hailing Platform Services

From October 2020 to August 2024, we operated our own online ride-hailing platform in China. The platform (called Xixingtianxia) was owned and operated by XXTX, of which Senmiao Consulting acquired the 100% equity interest pursuant to a series of investment and supplementary agreements. XXTX operated Xixingtianxia and held a national online reservation taxi operating license, which served online ride-hailing drivers in 22 cities in China, providing them with a platform to view and take customer orders for rides. XXTX generated revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earned commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. Since December 2023, XXTX had engaged Anhui Lianma Technology Co., Ltd. (“Anhui Lianma”), a third-party to co-operate the online ride-hailing platform by outsourcing certain daily operation work to Anhui Lianma in most of cities it operates platform in XXTX and Anhui Lianma will jointly share the operational profits, with the specific calculation method being defined in the cooperation agreement. On August 8, 2024, we entered into the Acquisition Agreement with the Purchaser, and certain other parties thereto. Pursuant to the Acquisition Agreement, the Purchaser acquired all of the equity interests the XXTX at a total purchase price of zero, while taking over certain liabilities of XXTX as defined in the Acquisition Agreement. The acquisition was completed on the same day and we ceased the online ride-hailing platform services.

Customers

The majority of our Operating Entities’ customers are online ride-hailing drivers. Due to the complexity and difficulty of obtaining registration of various licenses required for driving an online ride-hailing car, our customers choose to lease automobile from us or become affiliated with us who offer them a simplified and smooth process to obtain qualified cars for online ride-hailing. The automobile lessees typically lease automobiles which meet the criteria of cars used for online ride-hailing for their own business in the industry. The automobile purchasers typically become affiliated with Hunan Ruixi through affiliation agreements pursuant to which Hunan Ruixi, as a qualified management company, provide them post-transaction management services during the affiliation period, which is usually the same as the term of the Financing Agreements.

Our Auto Business Entities acquire customers through the network of sales teams from third-party and our related parties, cooperated lease companies and our own efforts including online advertising and billboard advertising. Our Operating Entities also send out fliers and participate in trade shows to advertise our services.

Seasonality

We have observed seasonal trends or patterns in revenues related to our Automobile Transaction and Related Services. Because of the PRC National Holiday in October, New Year’s Day, and the traditional Lunar New Year in January or February, there is a seasonal decrease in the demand of automobile purchase/leasing in certain months during the six months ended March 31 (our third and fourth fiscal quarter). For example, we expect to experience higher user traffic during the Chinese National holiday due to the strong demand in the tourism. Other seasonal trends that may affect us or China’s online ride-hailing industry generally may develop, and current seasonal trends may become more extreme, all of which would contribute to fluctuations in our results of operations.

Our results of operations in future quarters or years may fluctuate and deviate from the expectations of our investors, and any occurrence that disrupts our business during any particular quarters could have a disproportionately material adverse effect on our liquidity and results of operations.

Research and Development

With an aim to standardize our transaction process and achieve higher operating efficiency, we are developing an integrated information system for our Automobile Transaction and Related Services. The system comprises modules for procurement, qualification assessment, delivery and post-transaction management which covers the whole transaction process. We have completed the development of certain functions such as information entry and delivery which are being tested by us. We launched the system in March 2020 and keep upgrading the system to support our business expansion.

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on PRC trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We own 18 software copyrights and 37 trademarks. We have also registered numerous domain names, including www.51ruixi.com, www.senmiaotech.com and senmiaotechir.com. The information on our websites is not part of, or incorporated in, this Pro Supp.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, third parties may initiate litigations against us alleging infringement of their proprietary rights or respond to our litigations declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

Insurance

We consider our insurance coverage to be adequate as we have in place all the mandatory insurance policies required by Chinese laws and regulations and in accordance with the commercial practices in our industry. The Auto Business Entities have obtained accident insurance and commercial liability insurance, which are mandatory, on all the automobiles they purchased for sales, leasing or financing and pass on the costs of such insurance to their customers in the sale/leasing/financing transaction. We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We do not maintain any property insurance policies, business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Revenues and Operations

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of June 30, 2025, we have facilitated financing for an aggregate of 312 automobiles with a total value of approximately $5.3 million, sold an aggregate of 1,516 automobiles with a total value of approximately $14.5 million and delivered 2,185 automobiles under operating leases and 192 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

The table below provides a breakdown of the number of vehicles sold or delivered under different leasing arrangements or managed by us and corresponding revenue generated for the three months ended June 30, 2025 and 2024, respectively:

	For the Three Months Ended June 30,
	2025		2024
	Number of		Number of
	Vehicles	Revenue*	Vehicles	Revenue*
Auto Operating Leasing	>660	695,000	>640	$756,000
Auto Commissions	—	36,000	—	$26,000
Auto Financing	55	22,000	50	$22,000
Other Services	>680	107,000	>600	$75,000

During the three months ended June 30, 2025, our Auto Operating Leasing, Auto Commissions, Auto Financing and other services income accounted for approximately 80.9%, 4.2%, 2.6% and 12.3% of our total revenue from our automobile transactions and related services, respectively.

MARKET OPPORTUNITY AND GOVERNMENT REGULATIONS IN CHINA

The demand for our services depends on overall market conditions of the online ride-hailing industry in China. The continuous growth of the urban population places increasing pressure on the urban transportation and the improvement of living standards has increased the market demand for quality travel in China. Traditional taxi service is limited, and the emerging online platforms have created good opportunities for the development of the online ride-hailing service market. The market value is expected to increase from RMB354.7 billion in 2024 to RMB751.3 billion in 2028, owing to rising consumer demand for economical mobility options and an amplified penetration of shared mobility services, especially in lower-tier cities. According to the 56th Statistical report on Internet Development in China published in July 2025 by the China Internet Network Information Center (the “CNNIC”), the number of online ride-hailing service users had reached 511 million by the end of June 2025, and took approximately 45.6% of the total number of Chinese internet users. In addition, in recent years, aggregation platforms have gained rising significance in the shared mobility industry. According to Frost & Sullivan, the portion of ride hailing orders fulfilled through aggregation platforms increased from 3.5% in 2018 to 30.0% in 2023, and is expected to further increase to 49.0% by 2028. The online ride-hailing industry is also facing increasing competition in China and is attracting more capital investment.

However, the participants in the online ride-hailing industry are facing increasingly fierce competitions. According to the Ministry of Transportation (the “MOT”) of the People’s Republic of China, as of June 30, 2025, approximately 389 online ride-hailing platforms have obtained booking taxi operating licenses, representing an increase of approximately 10% as compared with the one as of June 30, 2024. And the total volume of online ride-hailing orders was approximately 757 million in June 2025 in China, representing a decrease of approximately 25% as compared with the one as of June 30, 2024. Meanwhile, approximately 3.21 million online booking taxi transportation certificates and approximately 7.48 million online booking taxi driver’s licenses were issued nationwide in China as of December 31, 2024, respectively. Since 2023, the municipal transportation bureaus in a series of cities in China have released operational dynamics and risk warnings for the online ride-hailing industry, stating that the online ride-hailing market has become saturated. They remind enterprises and practitioners who intend to engage in online ride-hailing services should have a detailed understanding of relevant regulations, conduct market research, fully consider changes in operating income due to factors such as supply and demand, market conditions, fluctuations or continuous declines, objectively evaluate the actual income level of industry practitioners, and make rational and prudent career choices.

The online ride-hailing industry may also be affected by, among other factors, the general economic conditions in China. The interest rates and unemployment rates may affect the demand of ride-hailing services and automobile purchasers’ willingness to seek credit from financial institutions. Adverse economic conditions could also reduce the average income of individual and intensify the competition between platforms. Should any of those negative situations occur, the volume and value of the automobile transactions we service will decline, and our revenue and financial condition will be negatively impacted.

The Chinese government has exercised and continued to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi and two days later ordered that the company’s app be removed from smartphone app stores. We believe that our current operations are in compliance with the laws and regulations of the Chinese cybersecurity regulator. However, the Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Corporate Information

Our principal executive office is located at 16F, Shihao Square, Middle Jiannan Blvd., High-Tech Zone Chengdu, Sichuan, People’s Republic of China, 610000. The telephone number of our principal executive offices is +86-28-6155-4399. Our shares of Common Stock are traded on the NASDAQ Capital Market under the symbol “AIHS”.

Our Internet website, www.ihongsen.com, provides a variety of information about our Company. We do not incorporate by reference into this Pro Supp the information on, or accessible through, our website, and you should not consider it as part of this Pro Supp. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to our filings on the SEC’s free website (www.sec.gov).

THE OFFERING

Issuer:	Senmiao Technology Limited

Securities offered pursuant to this Pro Supp	1,350,000 shares of Common Stock and pre-funded warrants to purchase up to 905,000 shares of Common Stock

Offering price per share	$1.26

Shares of Common Stock outstanding prior to this offering:	3,207,489

Shares of Common Stock to be outstanding immediately after this offering (assuming the exercise of all the pre-funded warrants (1):	5,462,489

Use of proceeds:	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” on page S-8 of this Pro Supp.

Separate private placement:	In a separate private placement, we are selling to the purchasers of Common Stock in this offering Warrants to purchase up to 200% of the number of shares of our Common Stock purchased by such purchasers in this offering, or up to 4,510,000 warrants. We will receive gross proceeds from the separate private placement transaction solely to the extent such Warrants are exercised for cash. The Warrants shall be delivered to the investors upon approval by the stockholders of the Company (as defined below) at the next stockholders’ meeting to be held within 45 days from the closing of this offering, if such approval is obtained (such issuance, the “Issuance” and the date of Issuance, the “Initial Issuance Date”) and shall be exercisable immediately upon Issuance, at an exercise price of $1.26 per share, and will expire five and a half (5.5) years from the Initial Issuance Date. The holders of the Warrants may exercise the Warrants in whole or in part on a cashless basis if such registration statement, covering the resale of the shares of Common Stock issuable upon exercise of the Warrants, is not available. The Warrants and the shares of Common Stock issuable upon the exercise of the Warrants are not being offered pursuant to this Pro Supp and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(d) promulgated thereunder. See “Private Placement Transaction” beginning on page S-13 of this Pro Supp.

Transfer agent and registrar:	VStock Transfer, LLC

Risk factors:	Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in our shares of Common Stock, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of this Pro Supp, on page 16 of the accompanying prospectus, and in the other documents incorporated by reference into this Pro Supp.

NASDAQ Capital Market Symbol:	AIHS

(1)	The number of shares of our Common Stock to be outstanding immediately after this offering is based on 3,207,489 shares of Common Stock outstanding as of November 13, 2025, and excludes, as of such date:

●	709,940 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $12.38 per share;

●	1,770,371 shares of Common Stock that are available for future option grants under our 2018 Equity Incentive Plan; and

●	4,510,000 shares of Common Stock issuable upon exercise of the Warrants offered in the separate private placement.

RISK FACTORS

Before you make a decision to invest in our securities, you should carefully consider the following material risk factors described below, together with other information in this Pro Supp, the accompanying base prospectus and the information incorporated by reference herein and therein, including our 2025 Annual Report under Item 1A “Risk Factors”, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, before you make a decision to invest in our shares of Common Stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously impacted. As a result, the trading price, if any, of our shares of Common Stock could decline and you could lose part or all of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO THIS OFFERING

Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We will need obtain the stockholder approval for the purpose of issuing the Warrants in a separate private placement. We cannot assure you such stockholder approval will be obtained within the time frame set forth in the Securities Purchase Agreement, if at all.

Pursuant to the Securities Purchase Agreement, the Company shall issue to the purchasers certain Warrants upon receipt of the stockholder approval for the purpose of such issuance (the “Proposal”) at a special stockholders’ meeting to be held within 45 days from the closing of this Offering. Pursuant to relevant Nasdaq rules, the stockholders who receive the shares of Common Stock in this Offering are not entitled to vote for this Proposal or their votes are not counted as they are interested parties. Therefore, we may not be able to obtain necessary stockholder approval at our special meeting. If that occurs, the Company may not be able to issue the Warrants within the time frame as contemplated in the Securities Purchase Agreement, if at all.

You will experience immediate dilution in the book value per share of the Common Stock you purchase.

Because the price per share of our Common Stock being offered is substantially higher than the book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. After giving effect to the sale by us of 2,255,000 shares of Common Stock in this offering, and based on an offering price of $1.26 per share and a net tangible book value per share of our Common Stock of $0.12 as of June 30, 2025, if you purchase securities in this offering, you will suffer immediate dilution of $0.73 per share in the net tangible book value of the Common Stock purchased. In the event that any of the Warrants issued in the separate private placement are exercised, you will experience additional dilution to the extent that the exercise price of those Warrants is higher than the net tangible book value of our Common Stock at the time of exercise.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NASDAQ;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our Common Stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our Common Stock, whether by us or our stockholders, could cause our stock price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our Common Stock in the public market, the trading price of our Common Stock could decline significantly. Similarly, the perception in the public market that our shareholders might sell shares of our Common Stock could also depress the market price of our Common Stock. A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities. In addition, the issuance and sale by us of additional shares of our Common Stock or securities convertible into or exercisable for shares of our Common Stock, or the perception that we will issue such securities, could reduce the trading price for our Common Stock as well as make future sales of equity securities by us less attractive or not feasible. The sale of shares of Common Stock issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

Techniques employed by short sellers may drive down the market price of our Common Stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We are currently, and may in the future be, the subject of unfavorable allegations made by short sellers. Any such allegations may be followed by periods of instability in the market price of our Common Stock and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our Common Stock could be greatly reduced or rendered worthless.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $2.76 million, after deducting estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes; provided, however, that none of such proceeds will be used, directly or indirectly: (i) for the satisfaction of any of our debt (other than the payment of trade payables in our ordinary course of business and consistent with prior practices); and (ii) for the redemption of any of our securities.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this Pro Supp, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

We will not receive any proceeds from the sale of Common Stock issuable upon exercise of the Warrants that we are offering in the separate private placement unless and until such Warrants are issued and are exercised for cash. If the Warrants are fully exercised for cash, we will receive additional proceeds of up to approximately $5,683,000.

Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest bearing, investment-grade securities.

DIVIDEND POLICY

Our board of directors has the discretion to declare and pay dividends in the future as we are a holding company and we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our stockholders and service any debt we may incur. The Foreign Investment Law, and the Company Law of the PRC (2006), as amended, contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside 10% of their after-tax profits of the year, if any, to statutory reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiary and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Common Stock.

We have never declared or paid cash dividends on our shares. Nor do we have any present plan to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the issuance and sale of the 2,255,000 Common Stock in this offering at a public offering price of $1.26 per share of Common Stock, after deducting offering fees and expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2025 Annual Report, which is incorporated by reference herein.

	As of June 30, 2025
	Actual	As Adjusted
Total cash, and cash equivalents	$867,767	$3,629,067
Total current liabilities	$4,783,613	$4,783,613
Shareholder’ equity
Common Stock, par value $0.0001 per share; 50,000,000 authorized; 1,108,312* issued and outstanding actual and 5,462,489 issued and outstanding, as adjusted	$111	$546
Additional paid-in capital	44,371,680	47,132,433
Retained Earnings	(45,273,970)	(45,273,970)
Accumulated other comprehensive income	(1,740,686)	(1,740,686)
Non-controlling interests	3,091,340	3,091,340
Total shareholders’ equity	448,475	3,209,663
Total Liabilities and Equity	$5,305,627	$8,023,872

*	Giving retroactive effect to the 1-for-10 reverse stock split effected on July 29, 2025.

The number of Common Stock to be outstanding after this offering is based on 1,108,312 shares of Common Stock outstanding on June 30, 2025, which excludes 709,940 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.38 per share as of June 30, 2025, but includes the exercised warrants of 1,399,177 shares of common stock in September 2025 and the issuance of 700,000 shares of commons stocks in November 2025.

DILUTION

Investors of our Common Stock offered by this Pro Supp and the accompanying prospectus will experience an immediate dilution in the net tangible book value of their Common Stock from the offering price of the Common Stock. The net tangible book value represents the amount of our total assets less our total liabilities, excluding goodwill and intangible assets. The net tangible book value of our Common Stock as of June 30, 2025 was $135,168 or approximately $0.12 per share. Net tangible book value per share of our Common Stock is equal to our net tangible assets (tangible assets less total liabilities) divided by the number of Common Stock issued and outstanding as of June 30, 2025.

Our as adjusted net tangible book value of our Common Stock as of June 30, 2025 gives effect to the sale of the 2,255,000 shares of Common Stock offered hereby at the offering price of $1.26 per share, prior to deducting the estimated fees and offering expenses. We will have 5,462,489 shares of our Common Stock outstanding upon completion of this offering. Our as adjusted net tangible book value as of June 30, 2025, which gives effect to the receipt of the approximately $2.76 million net proceeds from this offering and the issuance of 2,255,000 additional shares of Common Stock in the offering, will be approximately $2.9 million, or $0.53 per share. This would result in dilution to investors in this offering of approximately $0.73 per share.

The following table sets forth the estimated net tangible book value per share after this offering and the dilution to persons purchasing Common Stock in this offering based on the foregoing offering assumptions.

Per Ordinary Share
Offering price per share	$1.26
Net tangible book value per share as of June 30, 2025	$0.12
Increase per share attributable to existing investors	$0.41
Adjusted net tangible book value per share after giving effect to this offering	$0.53
Dilution per share to new investors	$0.73

The number of Common Stock to be outstanding after this offering is based on 1,108,312 shares of Common Stock outstanding on June 30, 2025, giving retroactive effect to the 1-for-10 reverse stock split effected on July 29, 2025, which excludes 709,940 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.38 per share as of June 30, 2025, but includes the exercised warrants of 1,399,177 shares of common stock in September 2025 and the issuance of 700,000 shares of commons stocks in November 2025.

DESCRIPTION OF OUR SECURITIES BEING OFFERED

We are offering 1,350,000 shares of Common Stock and pre-funded warrants to purchase an aggregate of 905,000 shares of Common Stock pursuant to this Pro Supp and the accompanying prospectus. For a description of the Common Stock being offered hereby, please see “Description of Common Stock” in the accompanying prospectus.

PRIVATE PLACEMENT TRANSACTION

In connection with the sale of the Common Stock in this offering, we may issue to the investors Warrants to purchase up to an aggregate of 4,510,000 shares of Common Stock if the approval by the Company’s stockholders at a special meeting to be held within 45 days from the closing of this offering is obtained. If that is the case Warrant shall be exercisable immediately upon Issuance, at an exercise price of $1.26 per share, and will expire on the five and a half (5.5) years from the Initial Issuance Date, subject to adjustment in certain cases described therein.

The Warrants and the Common Stock issuable upon the exercise of such Warrants are not being registered under the Securities Act, are not being offered pursuant to this Pro Supp and the accompanying prospectus and will be offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(d) promulgated thereunder. Accordingly, purchasers may only sell shares of Common Stock issued upon exercise of the Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Exercisability. The Warrants are exercisable for a period of five and a half years commencing on the Initial Issuance Date. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Common Stock purchased upon such exercise. If a registration statement registering the resale of the Common Stock underlying the Warrants under the Securities Act is not effective or available at any time after six (6) months of initial issuance of the Warrants, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction. In addition, the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the Warrants in accordance with the terms of such warrants.

Registration Rights. The Company has agreed to file a certain registration statement on Form S-1 (or other appropriate form if the Company is not then S-1 eligible) within 30 calendar days of the date of the special stockholder meeting (assuming the stockholder approval is duly obtained), registering the resale by the purchasers of shares of Common Stock issuable upon exercise of the Warrants (the “Warrants Shares”).  The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 60 days following the date of the meeting (90 days in the event of a full review by the Commission) and to keep such registration statement effective at all times until no purchasers own any Warrants or Warrant Shares issuable upon exercise thereof.

PLAN OF DISTRIBUTION

We have entered into securities purchase agreements directly with investors on November 14, 2025, pursuant to which we will sell to the investors an aggregate of 1,350,000 shares of Common Stock and pre-funded warrants to purchase an aggregate of 905,000 shares of Common Stock in this offering. We negotiated the price for the securities offered in this offering with the investors. The factors considered in determining the price included the recent market price of our Common Stock, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations, and our prospects for future revenues.

We expect to deliver the Common Stock being offered pursuant to this Pro Supp on or about November 17, 2025, subject to customary closing conditions.

The following table shows per share price of our Common Stock and the gross proceeds in connection with the sale of the Common Stock pursuant to this Pro Supp and the accompanying prospectus assuming the purchase of all of the Common Stock offered hereby:

	Per Common Stock/Pre-funded Warrants	Total
Registered direct offering price	$1.26	$2,841,300
Proceeds, before expenses, to us(1)	$1.26	$2,841,300

We expect the net proceeds from this offering to be approximately $2.76 million, after deducting the estimated offering expenses.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer LLC, located at 18 Lafayette Place

Woodmere, New York 11598. Our transfer agent’s phone number is (212) 828-8436 and facsimile number is (646) 536-3179.

Listing

Our shares of Common Stock are quoted on the NASDAQ Capital Market under the trading symbol “AIHS”.

ENFORCEABILITY OF CIVIL LIABILITY

All of our assets are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

There is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case, that there must be a specific defendant, a concrete claim, a factual basis, and a cause for the case, and that the action must fall within the range of civil actions accepted by the people’s courts and within the jurisdiction of the people’s court with which it is filed. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The stockholder may participate in the action by itself or entrust any qualified person or PRC legal counsel to participate on behalf of such stockholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies. However, it will be difficult for U.S. stockholder to originate actions against us in China in accordance with PRC laws and it will be difficult for U.S. stockholder, by virtue only of holding the ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

LEGAL MATTERS

The validity of the securities offered in this offering, as well as certain legal matters in connection with Nevada laws, will be passed upon for us by Flangas Law Group.

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 10-K for the fiscal years ended March 31, 2025 and 2024 have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in the reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Pro Supp is part of a registration statement that Senmiao has filed with the SEC. Certain information in the registration statement has been omitted from this Pro Supp in accordance with the rules of the SEC. For further information, Senmiao refers you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this Pro Supp or incorporated by reference concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed or incorporated by reference as an exhibit to the registration statement, Senmiao refers you to the copy of the contract or document that has been filed. Each statement contained in this Pro Supp or incorporated by reference concerning the contents of a contract or document filed as an exhibit is qualified in all respects by the contents of the filed exhibit.

Senmiao files its registration statements, as well as periodic reports, proxy and information statements and other information, with the SEC. Senmiao’s registration statements, periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and on the SEC’s website at http://www.sec.gov, where the SEC maintains a collection of registration statements, periodic reports, proxy and information statements and other information regarding issuers like Senmiao that file electronically with the SEC.

INFORMATON INCORPORATED BY REFERENCE

The SEC allows Senmiao to incorporate into this prospectus by reference the reports and other documents Senmiao files with it, which means that Senmiao can disclose important information to you by referring you to those reports and other documents. The information incorporated into this prospectus by reference is an important part of this Pro Supp, and information that Senmiao files later with the SEC will automatically update and supersede the information already incorporated by reference into this Pro Supp. Senmiao is incorporating by reference the documents listed below, which Senmiao has already filed with the SEC, and any future filings Senmiao makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Pro Supp and prior to the termination of the related offering, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, except as to any portion of any future report or other document that is not deemed filed under such provisions:

●	our Current Reports on Form 8-K filed on May 2, 2025, July 24, 2025, August 1, 2025 and August 15, 2025;

●	our Annual Report on 10-K for the year ended March 31, 2025, filed on July 10, 2025; and;

●	The description of Senmiao’s securities contained in Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed on July 9, 2020.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 8-K, so long as they state that they are incorporated by reference into this Pro Supp, and other than Current Reports on Form 8-K, or portions thereof, furnished under Form 8-K) (i) after the initial filing date of the registration statement of which this Pro Supp forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this Pro Supp and prior to the termination of the offering shall be deemed to be incorporated by reference in this Pro Supp from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Senmiao will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this Pro Supp, including any exhibits to those documents. You should direct any requests for documents to Senmiao at 16F, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, People’s Republic of China 610000, telephone: +86 28 61554399.

You also may access these filings on Senmiao’s website at www.ihongsen.com. Senmiao does not incorporate the information on its website into this Pro Supp or any supplement to this Pro Supp and you should not consider any information on, or that can be accessed through, its website as part of this Pro Supp or any supplement to this Pro Supp (other than those filings with the SEC that Senmiao specifically incorporates by reference into this Pro Supp or any supplement to this Pro Supp).

Senmiao’s registration statements, periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and on the SEC’s website at http://www.sec.gov, where the SEC maintains a collection of registration statements, periodic reports, proxy and information statements and other information regarding issuers like Senmiao that file electronically with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed modified, superseded or replaced for purposes of this Pro Supp to the extent that a statement contained in this Pro Supp or in a later-filed document that is incorporated or deemed to be incorporated by reference modifies, supersedes or replaces such statement.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROSPECTUS	Subject to Completion, Dated September 28, 2023

SENMIAO TECHNOLOGY LIMITED

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

By this prospectus, Senmiao Technology Limited, a Nevada holding company (“Senmiao”, or the “Company”) may offer and sell from time to time, in one or more series or classes, up to $150,000,000 in aggregate principal amount of Senmiao’s common stock, preferred stock, debt securities, warrants, rights and/or units. Senmiao may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions. This prospectus provides a general description of the securities Senmiao may offer. Each time Senmiao offers securities, it will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Senmiao’s common stock is listed on The Nasdaq Capital Market under the symbol “AIHS.” On September 27, 2023, the closing price for Senmiao’s common stock, as reported on The Nasdaq Capital Market, was $0.46 per share, and the aggregate market value of Senmiao’s outstanding common stock held by non-affiliates (Senmiao’s “public float”), was 3,160,104.32, calculated based on 6,869,792 shares of outstanding common stock held by non-affiliates as of September 27, 2023 and the price per share of $0.46. Pursuant to General Instruction I.B.6 of Form S-3, in no event will Senmiao sell securities registered on the registration statement of which this prospectus is a part in a public primary offering with a value exceeding more than one-third of Senmiao’s public float in any 12-month period, so long as Senmiao’s public float remains below $75.0 million. As of the date hereof, Senmiao has not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Senmiao may offer and sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers, including on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts or over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds Senmiao expects to receive from such sale will also be set forth in a prospectus supplement.

INVESTING IN SENMIAO’S SECURITIES INVOLVES SUBSTANTIAL RISKS. SENMIAO IS NOT A CHINESE OPERATING COMPANY, BUT A HOLDING COMPANY INCORPORATED IN NEVADA. AS A HOLDING COMPANY WITH NO MATERIAL OPERATIONS OF ITS OWN, IT CONDUCTS A SUBSTANTIAL MAJORITY OF ITS OPERATIONS THROUGH ITS OPERATING ENTITIES ESTABLISHED IN THE PEOPLE’S REPUBLIC OF CHINA, OR THE PRC, PRIMARILY ITS WHOLLY OWNED SUBSIDIARIES.

ADDITIONALLY, SENMIAO, AND ITS SUBSIDIARIES ARE SUBJECT TO CERTAIN LEGAL AND OPERATIONAL RISKS ASSOCIATED WITH THE subsidiaries’ OPERATIONS IN CHINA. PRC LAWS AND REGULATIONS GOVERNING THE COMPANY’S CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN, AND THEREFORE, THESE RISKS MAY RESULT IN A MATERIAL CHANGE IN subsidiaries’ OPERATIONS, SIGNIFICANT DEPRECIATION OF THE VALUE OF SENMIAO’S COMMON STOCK, OR A COMPLETE HINDRANCE OF SENMIAO’S ABILITY TO OFFER OR CONTINUE TO OFFER ITS SECURITIES TO INVESTORS. RECENTLY, THE PRC GOVERNMENT INITIATED A SERIES OF REGULATORY ACTIONS AND STATEMENTS TO REGULATE BUSINESS OPERATIONS IN CHINA WITH LITTLE ADVANCE NOTICE, INCLUDING CRACKING DOWN ON ILLEGAL ACTIVITIES IN THE SECURITIES MARKET, ADOPTING NEW MEASURES TO EXTEND THE SCOPE OF CYBERSECURITY REVIEWS, AND EXPANDING THE EFFORTS IN ANTI-MONOPOLY ENFORCEMENT. SINCE THESE STATEMENTS AND REGULATORY ACTIONS ARE NEW, IT IS HIGHLY UNCERTAIN HOW SOON LEGISLATIVE OR ADMINISTRATIVE REGULATION MAKING BODIES WILL RESPOND AND WHAT EXISTING OR NEW LAWS OR REGULATIONS OR DETAILED IMPLEMENTATIONS AND INTERPRETATIONS WILL BE MODIFIED OR PROMULGATED, IF ANY, AND THE POTENTIAL IMPACT OF SUCH MODIFIED OR NEW LAWS AND REGULATIONS WILL HAVE ON THE COMPANY’S DAILY BUSINESS OPERATION, THE ABILITY TO ACCEPT FOREIGN INVESTMENTS AND LIST ON AN U.S. OR OTHER FOREIGN EXCHANGE.

ON FEBRUARY 17, 2023, THE CHINA SECURITIES REGULATORY COMMISSION, OR THE “CSRC”, PROMULGATED THE TRIAL ADMINISTRATIVE MEASURES OF OVERSEAS SECURITIES OFFERING AND LISTING BY DOMESTIC COMPANIES (THE “TRIAL MEASURES”), WHICH BECAME EFFECTIVE ON MARCH 31, 2023. ON THE SAMED DATE, THE CSRC CIRCULATED SUPPORTING GUIDANCE RULES NO.1 THROUGH NO.5, NOTES ON THE TRIAL MEASURES, NOTICE ON ADMINISTRATION ARRANGEMENTS FOR THE FILING OF OVERSEAS LISTINGS BY DEMOSTICE ENTERPRISES AND RELEVEANT CSRC ANSWERES TO REPORTOR QUESTIONS, OR COLLECTIVELY, THE GUIDANCE RULES AND NOTICE, ON CSRC’S OFFICIAL WEBSITE. THE TRIAL MEAURES, TOGETHER WITH THE GUIDANCE RULES AND NOTICE REITERARE THE BASIC PRINCIPLES OF DRAFT ADMINSTRATIVE PROVISIONS AND DRAFT FILING MEASURES AND IMPAOSE SUBSTANTILLY THE SAME REQUIREMENTS FOR THE OVERSEAS SECURITIES OFFERING AND LISTING BY DEMESTIC ENTERPRISES, AND CLARIFIED AND EMPHASIZED SERVAL ASPECTS. BECAUSE WE ARE ALREADY PUBLICLY LISTED IN THE U.S., THE TRIAL MEASURES AND THE GUIDANCE RULES AND NOTICE DO NOT IMPOSE OBVIOUS ADDITIONAL REGULATORY BURDEN ON US BEYOND THE OBLIGATION TO REPORT TO THE CSRC AND COMPLY WITH THE FILING REQUIREMENTS ON ANY FUTURE OFFERINGS OF OUR SECURITIES, OR MATERIAL EVENTS SUCH AS A CHANGE OF CONTROL OR DELISTING. AS THE TRIAL MEASURES AND THE GUIDANCE RULES AND NOTICE ARE NEWLY ISSUED, THERE REMAINS UNCERTAINTY AS TO HOW IT WILL BE INTERPRETED OR IMPLEMENTED. THEREFORE, WE ARE SUBJECT TO SUCH FILING REQUIREMENTS UNDER THE TRIAL MEASURES UPON FUTURE SUBSEQUENT OFFERING, AND MAY BE SUBJECT TO ADDITIONAL FILING REQUIREMENTS IF THERE ARE ANY CHANGES ON THE TRIAL MEASURES, UPON THAT TIME, WE MAY NOT BE ABLE TO GET CLEARANCE FROM THE CSRC IN A TIMELY FASHION.

ON MAY 20, 2020, THE U.S. SENATE PASSED THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT REQUIRING A FOREIGN COMPANY TO CERTIFY IT IS NOT OWNED OR CONTROLLED BY A FOREIGN GOVERNMENT IF THE PCAOB IS UNABLE TO AUDIT SPECIFIED REPORTS BECAUSE THE COMPANY USES A FOREIGN AUDITOR NOT SUBJECT TO PCAOB INSPECTION. IF THE PCAOB IS UNABLE TO INSPECT THE COMPANY’S AUDITORS FOR THREE CONSECUTIVE YEARS, THE ISSUER’S SECURITIES ARE PROHIBITED TO TRADE ON A U.S. STOCK EXCHANGE. ON DECEMBER 2, 2020, THE U.S. HOUSE OF REPRESENTATIVES APPROVED THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT. ON DECEMBER 18, 2020, THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT WAS SIGNED INTO LAW. PURSUANT TO THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT, THE PCAOB ISSUED A DETERMINATION REPORT ON DECEMBER 16, 2021 WHICH FOUND THAT THE PCAOB IS UNABLE TO INSPECT OR INVESTIGATE COMPLETELY REGISTERED PUBLIC ACCOUNTING FIRMS HEADQUARTERED IN: (1) MAINLAND CHINA OF THE PRC BECAUSE OF A POSITION TAKEN BY ONE OR MORE AUTHORITIES IN MAINLAND CHINA; AND (2) HONG KONG, A SPECIAL ADMINISTRATIVE REGION AND DEPENDENCY OF THE PRC, BECAUSE OF A POSITION TAKEN BY ONE OR MORE AUTHORITIES IN HONG KONG. ON AUGUST 26, 2022, THE PCAOB ANNOUNCED AND SIGNED A STATEMENT OF PROTOCOL (THE “PROTOCOL”) WITH THE CHINA SECURITIES REGULATORY COMMISSION AND THE MINISTRY OF FINANCE OF THE PEOPLE’S REPUBLIC OF CHINA. THE PROTOCOL PROVIDES THE PCAOB WITH: (1) SOLE DISCRETION TO SELECT THE FIRMS, AUDIT ENGAGEMENTS AND POTENTIAL VIOLATIONS IT INSPECTS AND INVESTIGATES, WITHOUT ANY INVOLVEMENT OF CHINESE AUTHORITIES; (2) PROCEDURES FOR PCAOB INSPECTORS AND INVESTIGATORS TO VIEW COMPLETE AUDIT WORK PAPERS WITH ALL INFORMATION INCLUDED AND FOR THE PCAOB TO RETAIN INFORMATION AS NEEDED; (3) DIRECT ACCESS TO INTERVIEW AND TAKE TESTIMONY FROM ALL PERSONNEL ASSOCIATED WITH THE AUDITS THE PCAOB INSPECTS OR INVESTIGATES. OUR AUDITOR IS HEADQUARTERED IN SINGAPORE, SINGAPORE AND WILL BE INSPECTED BY THE PCAOB ON A REGULAR BASIS. OUR AUDITOR IS NOT SUBJECT TO THE DETERMINATION. OUR AUDITOR IS SUBJECT TO LAWS IN THE UNITED STATES PURSUANT TO WHICH THE PCAOB CONDUCTS REGULAR INSPECTIONS TO ASSESS OUR AUDITOR’S COMPLIANCE WITH THE APPLICABLE PROFESSIONAL STANDARDS. ON JUNE 22, 2021, THE U.S. SENATE PASSED THE ACCELERATING HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT (“AHFCAA”) WHICH, PROPOSED TO REDUCE THE NUMBER OF CONSECUTIVE NON-INSPECTION YEARS REQUIRED FOR TRIGGERING THE PROHIBITIONS UNDER THE HFCAA FROM THREE YEARS TO TWO. ON DECEMBER 29, 2022, THE CONSOLIDATED APPROPRIATIONS ACT, 2023 (THE “CAA”) WAS SIGNED INTO LAW, WHICH OFFICIALLY REDUCED THE NUMBER OF CONSECUTIVE NON-INSPECTION YEARS REQUIRED FOR TRIGGERING THE PROHIBITIONS UNDER THE HFCAA FROM THREE YEARS TO TWO, THUS, REDUCE THE TIME BEFORE AN APPLICABLE ISSUER’S SECURITIES MAY BE PROHIBITED FROM TRADING OR DELISTED. CURRENTLY, OUR AUDITOR IS SUBJECT TO INSPECTION BY PCAOB. HOWEVER, IF AHFCAA WERE ENACTED INTO LAW, IT MAY POSE MORE RISKS OF POTENTIAL DELISTING AS WELL AS DEPRESS THE PRICE OF COMPANY’S ORDINARY SHARES. ON DECEMBER 15, 2022, THE PCAOB ISSUED A NEW DETERMINATION REPORT WHICH CONCLUDED THAT IT WAS ABLE TO INSPECT AND INVESTIGATE COMPLETELY PCAOB-REGISTERED ACCOUNTING FIRMS HEADQUARTERED IN MAINLAND CHINA AND HONG KONG IN 2022, AND THE PCAOB VACATED THE DECEMBER 16, 2021 DETERMINATION REPORT. SHOULD THE PCAOB AGAIN ENCOUNTER IMPEDIMENTS TO INSPECTIONS AND INVESTIGATIONS IN MAINLAND CHINA OR HONG KONG AS A RESULT OF POSITIONS TAKEN BY ANY AUTHORITY IN EITHER JURISDICTION, INCLUDING BY THE CSRC OR THE MOF, THE PCAOB WILL MAKE DETERMINATIONS UNDER THE HFCAA AS AND WHEN APPROPRIATE. HOWEVER, WHETHER THE PCAOB WILL CONTINUE TO CONDUCT INSPECTIONS AND INVESTIGATIONS COMPLETELY TO ITS SATISFACTION OF PCAOB-REGISTERED PUBLIC ACCOUNTING FIRMS HEADQUARTERED IN MAINLAND CHINA AND HONG KONG IS SUBJECT TO UNCERTAINTY AND DEPENDS ON A NUMBER OF FACTORS OUT OF ABLE VIEW’S, AND ABLE VIEW’S AUDITOR’S, CONTROL, INCLUDING POSITIONS TAKEN BY AUTHORITIES OF THE PRC. THE PCAOB IS EXPECTED TO CONTINUE TO DEMAND COMPLETE ACCESS TO INSPECTIONS AND INVESTIGATIONS AGAINST ACCOUNTING FIRMS HEADQUARTERED IN MAINLAND CHINA AND HONG KONG IN THE FUTURE AND STATES THAT IT HAS ALREADY MADE PLANS TO RESUME REGULAR INSPECTIONS IN EARLY 2023 AND BEYOND. THE PCAOB IS REQUIRED UNDER THE HFCAA TO MAKE ITS DETERMINATION ON AN ANNUAL BASIS WITH REGARDS TO ITS ABILITY TO INSPECT AND INVESTIGATE COMPLETELY ACCOUNTING FIRMS BASED IN THE MAINLAND CHINA AND HONG KONG. SHOULD THE PCAOB AGAIN ENCOUNTER IMPEDIMENTS TO INSPECTIONS AND INVESTIGATIONS IN MAINLAND CHINA OR HONG KONG AS A RESULT OF POSITIONS TAKEN BY ANY FOREIGN AUTHORITY INCLUDING BUT IS NOT LIMITED TO MAINLAND CHINA OR HONG KONG JURISDICTION, THE PCAOB WILL ACT EXPEDITIOUSLY TO CONSIDER WHETHER IT SHOULD ISSUE A NEW DETERMINATION.

THE CHINESE REGULATORY AUTHORITIES COULD DISALLOW THE COMPANY’S STRUCTURE, WHICH COULD RESULT IN A MATERIAL CHANGE IN THE COMPANY’S OPERATIONS AND THE VALUE OF SENMIAO’S SECURITIES COULD DECLINE OR BECOME WORTHLESS. FOR A DESCRIPTION OF THE COMPANY’S CORPORATE STRUCTURE, SEE “CORPORATE STRUCTURE” ON PAGEs S-1 and 6. SEE ALSO “RISK FACTORS - RISKS RELATED TO OUR CORPORATE STRUCTURE” INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 16 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF SENMIAO’S COMMON STOCK.

NONE OF SENIMAO’S SUBSIDIARIES OR ITS FORMER VIES HAS ISSUED ANY DIVIDENDS OR DISTRIBUTIONS TO RESPECTIVE HOLDING COMPANIES, OR TO ANY INVESTORS AS OF THE DATE OF THIS PROSPECTUS. SENMIAO’S SUBSIDIARIES IN THE PRC GENERATE AND RETAIN CASH GENERATED FROM OPERATING ACTIVITIES AND RE-INVEST IT IN THE COMPANY’S BUSINESS. IN THE FUTURE, CASH PROCEEDS RAISED FROM OVERSEAS FINANCING ACTIVITIES, INCLUDING THE CASH PROCEEDS FROM THE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS BY THE WARRANT HOLDERS, MAY BE TRANSFERRED BY SENMIAO TO SENMIAO’S PRC SUBSIDIARIES VIA CAPITAL CONTRIBUTION AND SHAREHOLDER LOANS, AS THE CASE MAY BE.

THE MAJORITY OF SENMIAO’S AND THE FORMER VIES’ INCOME IS RECEIVED IN RMB AND RESTRICTIONS IN FOREIGN CURRENCIES MAY LIMIT THE COMPANY’S ABILITY TO PAY DIVIDENDS OR OTHER PAYMENTS, OR OTHERWISE SATISFY THE COMPANY’S FOREIGN CURRENCY DENOMINATED OBLIGATIONS, IF ANY. UNDER EXISTING PRC FOREIGN EXCHANGE REGULATIONS, PAYMENTS OF CURRENT ACCOUNT ITEMS, INCLUDING PROFIT DISTRIBUTIONS, INTEREST PAYMENTS AND EXPENDITURES FROM TRADE-RELATED TRANSACTIONS, CAN BE MADE IN FOREIGN CURRENCIES WITHOUT PRIOR APPROVAL FROM THE STATE ADMINISTRATION OF THE FOREIGN EXCHANGE (“SAFE”) IN THE PRC AS LONG AS CERTAIN PROCEDURAL REQUIREMENTS ARE MET. APPROVAL FROM APPROPRIATE GOVERNMENT AUTHORITIES IS REQUIRED IF RENMINBI IS CONVERTED INTO FOREIGN CURRENCY AND REMITTED OUT OF CHINA TO PAY CAPITAL EXPENSES SUCH AS THE REPAYMENT OF LOANS DENOMINATED IN FOREIGN CURRENCIES. THE PRC GOVERNMENT MAY, AT ITS DISCRETION, IMPOSE RESTRICTIONS ON ACCESS TO FOREIGN CURRENCIES FOR CURRENT ACCOUNT TRANSACTIONS AND IF THIS OCCURS IN THE FUTURE, SENMIAO MAY NOT BE ABLE TO PAY DIVIDENDS IN FOREIGN CURRENCIES TO ITS SHAREHOLDERS. SEE THE SECTION TITLED “CASH TRANSFER AND DIVIDEND PAYMENT” BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR DETAILS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 28, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Senmiao filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, Senmiao may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate offering price of up to $150,000,000.

This prospectus provides you with a general description of the securities Senmiao may offer. Each time Senmiao sells securities, it will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by Senmiao with the SEC. Senmiao has not authorized anyone to provide you with different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, Senmiao undertakes no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Any trade names, trademarks and service marks of others that are contained in this prospectus are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without ®, TM or similar symbols.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. Senmiao has not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 16 of this prospectus.

Unless otherwise stated in this prospectus, references to:

●	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

●	“Company” refers to collectively Senmiao Technology Limited, our public holding company incorporated in the State of Nevada and its wholly-owned subsidiaries;

●	“Corenel” refers to Chengdu Corenel Technology Limited, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;

●	“Didi” refers to Beijing Xiaoju Science and Technology Co., Ltd. and its affiliates, the world’s largest mobility technology platform, who operates the largest ride-hailing platform in China;

●	“Hunan Ruixi” refers to Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company and our majority owned subsidiary in China;

●	“Jiekai” refers to Chengdu Jiekai Technology Ltd., a PRC limited liability company in China and a majority owned subsidiary of Corenel;

●	“Jinkailong” refers to Sichuan Jinkailong Automobile Leasing Co., Ltd., our former variable interest entity, a PRC limited liability company with 35% equity interest held by Hunan Ruixi;

●	“Operating Entities” refers to Corenel, Hunan Ruixi, Jiekai, Senmiao Consulting, XXTX and Yicheng;

●	“Restructuring” refers to the establishment of a wholly foreign owned entity and the execution of a series of agreements among the Company, Senmiao Consulting, Sichuan Senmiao and the equity holders of Sichuan Senmiao, pursuant to which we have gained control of and became the primary beneficiary to Sichuan Senmiao;

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“Senmiao” refers to Senmiao Technology Limited;

●	“Senmiao Consulting” refers to Sichuan Senmiao Zecheng Business Consulting Co., Ltd., our wholly owned subsidiary in China;

●	“Sichuan Senmiao,” refer to Sichuan Senmiao Ronglian Technology Co., Ltd., a PRC limited liability company, the majority owned subsidiary of Senmiao Consulting and our former variable interest entity in China;

●	“we,” “us,” “our company” and “our” refer to Senmiao Technology Limited and its subsidiaries;

●	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

●	“XXTX” refers to Hunan Xixingtianxia Technology Co., Ltd. and its subsidiaries, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;

●	“Yicheng” refers to Yicheng Financial Leasing Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China; and

●	“Youlu” refers to Chengdu Youlu Technology Ltd. (“Youlu”), our former variable interest entity in China

We use U.S. dollars as reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that Senmiao incorporates by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ( the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about Senmiao’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies, including our ability to expand our automobile transaction and related services business and our online ride-hailing platform services business in China;

●	our management’s ability to properly develop and achieve any future business growth and any improvements in our financial condition and results of operations;

●	the regulations and the impact by public health epidemics in China on the industries we operate in and our business, results of operations and financial condition;

●	the growth or lack of growth in China of disposable household income and the availability and cost of credit available to finance car purchases;

●	the growth or lack of growth of China’s online ride-hailing, automobile financing and leasing industries;

●	taxes and other incentives or disincentives related to car purchases and ownership;

●	fluctuations in the sales and price of new and used cars and consumer acceptance of financing car purchases;

●	changes in online ride-hailing, transportation networks, and other fundamental changes in transportation pattern in China;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our customer base;

●	our plans to invest in our automobile transaction and related services business and our online ride-hailing platform services business;

●	our ability to maintain positive relationships with our business partners;

●	competition in the online ride-hailing, automobile financing and leasing industries in China;

●	macro-economic and political conditions affecting the global economy generally and the market in China specifically; and

●	relevant Chinese government policies and regulations relating to the industries in which we operate.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties and other factors more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that Senmiao files from time to time with the SEC. Given these uncertainties, readers should not place undue reliance on Senmiao’s forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, Senmiao does not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

Except as required by law, Senmiao assumes no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

PROSPECTUS SUMMARY

Overview

Senmiao is not a Chinese operating company but a U.S. holding company incorporated in the State of Nevada on June 8, 2017. As a holding company with no material operations of its own, Senmiao conducts a substantial majority of its operations through its Operating Entities established in the PRC, including its subsidiaries and former VIEs. Senmiao received the economic benefits of its former VIEs’ business operations through certain contractual arrangements. The VIE structure was used to allow non-Chinese companies to consolidate the financial statements of the China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese Operating Entities. However, Senmiao has terminated all its VIE Agreements and has no VIEs in its consolidation scope for its financial statements since March 31, 2022.

Since November 2018, Senmiao have been providing automobile transaction and related services focusing on the online ride-hailing industry in the PRC through its wholly owned subsidiaries, Yicheng, Corenel and Jiekai, and our majority owned subsidiaries, Hunan Ruixi, and its equity investee company and former VIE, Jinkailong. Since October 2020, Senmiao also operates an online ride-hailing platform through XXTX, which is a wholly owned subsidiary of Senmiao Consulting. XXTX’s platform enables qualified ride-hailing drivers to provide transportation services mainly in Chengdu, Changsha, Guangzhou and other 23 cities in China. Our business includes Automobile Transaction and Related Services (as defined hereinbelow) and Online Ride-hailing Platform Services, which constituted a series of services as follows:

Automobile Transactions and Related Services

The automobile transaction and related services (the “Automobile Transaction and Related Services”) are mainly comprised of (i) automobile operating lease where our Operating Entities provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) service fees from new energy vehicles (“NEVs”) leasing, automobile purchase and management services where we charge NEVs lessees or automobile purchasers for a series of the services provided to them throughout the leasing or purchase process based on the chosen product solutions, such as ride-hailing driver training, assisting with a series of administrative procedures and other consulting services (the “Purchase and NEVs Services”); (iii) automobile sales where we sell new purchased or used cars to our customers (the “Auto Sales”); (iv) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (v) auto management and guarantee services provided to online ride-hailing drivers after the delivery of automobiles (the “Auto Management and Guarantee Services”); and (vi) other supporting services provided to online ride-hailing drivers.  Our Operating Entities started the Purchase and NEVs Services, Auto Management and Guarantee Services, and other supporting services in November 2018, the Auto Sales in January 2019, and Auto Operating Leasing and Auto Financing in March 2019, respectively.

The following chart illustrates the constitution of our automobile transactions and related services:

Auto Operating Leasing

We, through our subsidiaries, Hunan Ruixi, Corenel, Jiekai, and former VIE, Jinkailong (the “Auto Business Entities”) in China, have generated revenue since March 2019 from operating lease services, where the Auto Business Entities lease their own automobiles or sublease automobiles leased from third-parties or rendered from certain online ride-hailing drivers they served before with their authorization, to other individuals, including new online ride-hailing drivers for a lease term of no more than twelve months. Due to the intense competition and the COVID-19 pandemic, as of March 31, 2023 and 2022, approximately 1,335 and 1,327 online ride-hailing drivers (primarily in Chengdu City) have exited the online ride-hailing business and rendered their automobiles to Hunan Ruixi and Jinkailong, respectively. We have shifted our business focus to automobile leasing in accordance with the change of market condition and industry development. Hunan Ruixi is and Jinkailong was authorized to sublease or sell these drivers’ automobiles in order to offset the repayments those drivers owed to us and the financial institutions. We also purchase and lease NEVs for subleasing with rental periods of twelve months or less.

Excluding Jinkailong, other Auto Business Entities leased over 1,800 automobiles with an average monthly rental income of $478 per automobile resulting in a rental income of $3,453,392, including rental income of $344,120 from Jinkailong, for the year ended March 31, 2023. We leased over 1,000 automobiles with an average monthly rental income of approximately $491 per automobile, resulting in a rental income of $1,056,394, including rental income of $13,748 from Jinkailong, for the three months ended June 30, 2023.

Purchase and NEVs Services

Our Auto Business Entities charge lease service fees to lessees who rent NEVs from us, in accordance with the increasing demand for NEVs in the online ride-hailing industry in Chengdu and Changsha. We also charge automobile purchasers services fees for a series of the services provided to them throughout the purchase process such as credit assessment, installment of GPS devices, ride-hailing driver qualification and other administrative procedures. The amount of services fees for NEVs leasing and purchase is based on the product solutions. Excluding Jinkailong, our other Auto Business Entities had revenue of services of $350,510 from NEVs leasing and $33,585 from automobile purchase for the year ended March 31, 2023, respectively. We had revenues of $20,271 from NEVs leasing and $12,232 from automobile purchase for the three months ended June 30, 2023, respectively.

Auto Management and Guarantee Services

The management and guarantee services of Hunan Ruixi are provided to online ride-hailing drivers after the delivery of automobiles, covering (i) management services including, without limitation, ride-hailing driver training, assisting with purchase of insurances, insurance claims and after-sale automobile services, handling traffic violations and other consulting services; and (ii) guarantee services for the obligations of online ride-hailing drivers under their financing arrangement with financial institutions. The management and guarantee fees of Hunan Ruixi are and the management and guarantee fees of Jinkailong were based on the costs of our services and the results of our credit assessment of the automobile purchasers. Excluding Jinkailong, our other Auto Business Entities had revenue of $40,158 and $6,592 for the year ended March 31, 2023 and the three months ended June 30, 2023, respectively.

As of June 30, 2023 and March 31, 2023, the maximum contingent liabilities Hunan Ruixi would be exposed to, was zero and approximately $10,000, respectively, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in financing activities. Besides, as of June 30, 2023, the maximum contingent liabilities our former VIE, Jinkailong, would be exposed to was approximately $3.2 million, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in its own financing activities.

Auto Sales

Our Auto Business Entities are also engaged in the sales of automobiles through Hunan Ruixi and our former VIE, Jinkailong. Excluding Jinkailong, our other Auto Business Entities sold one new and 42 used automobiles, resulting in income of $243,065 during the year ended March 31, 2023. They sold one used-automobile with income of $5,044 during the three months ended June 30, 2023.

Auto Financing

Hunan Ruixi began offering auto financing services in March 2019. In a self-operated financing transaction, Hunan Ruixi is a lessor and a customer (i.e., online ride-hailing driver) is a lessee. Hunan Ruixi offers to the customer a selection of automobiles that were purchased by Hunan Ruixi in advance. The customer will choose the desirable automobile to be purchased and enter into a financing lease with Hunan Ruixi. During the term of the financing lease, the customer will have use rights with respect to the automobile. Hunan Ruixi will obtain title to the automobile upfront and retain such title during the term of the financing lease, as lessor. At the end of the lease term, the customer will pay a minimal price and obtain full title of the automobile after the financing lease is repaid in full. In connection with the financing lease, the customer will enter into a service agreement with Hunan Ruixi. Hunan Ruixi recognized a total interest income of $41,738 and $13,600 for the year ended March 31, 2023 and the three months ended June 30, 2023, respectively.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of June 30, 2023, the Auto Business Entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $23.9 million, sold an aggregate of 1,467 automobiles with a total value of approximately $14.1 million and delivered approximately 2,996 automobiles under operating leases (including 1,826 automobiles used to be delivered by Jinkailong before March 31, 2022) and 148 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

Ride-Hailing Platform Services

As part of our goal to provide an all solution for online ride-hailing drivers as well as to increase our competitive strengths in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we, through XXTX, began operating an online ride-hailing platform in Chengdu. The platform (called Xixingtianxia) was owned and operated by XXTX, of which Senmiao Consulting acquired the 100% equity interest pursuant to a series of investment and supplementary agreements. As of the date of this prospectus, Senmiao Consulting has made accumulated capital contribution of RMB40.01 million (approximately $5.52 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025.

Our ride hailing platform enables qualified ride-hailing drivers to provide application-based transportation services in China. XXTX holds a national online reservation taxi operating license. The platform is presently servicing ride-hailing drivers in 26 cities in China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. XXTX currently collaborates with Gaode Map a well-known aggregation platform in China on our ride-hailing platform services. Under the collaboration, when a rider using the platform searches for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if XXTX’s platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. XXTX settles its commissions with the aggregation platforms on a weekly basis.

Meanwhile, in order to strengthen the market position in certain cities, the collaboration model with Meituan of our Operating Entities has been changed from the one the same as Gaode, to the one focusing on automobile operating lease and drivers’ management services since August 2021. During the three months ended June 30, 2023, our subsidiary, Jiekai, and equity investee company and former VIE, Jinkailong, cooperated with other online ride-hailing platforms (“Partner Platforms”), such as Chengdu Anma Zhixing Technology Co., Ltd. and Sichuan Peitu Kuaixing Technology Co., Ltd., whereby the online ride-hailing requests and orders shall be completed on Partner Platforms utilizing the network of cars and drivers of us and Jinkailong. Jiekai and Jinkailong earned rental income from drivers and earned commissions from Partner Platforms.

Transaction Process

The following chart illustrates our typical process of XXTX’s ride-hailing platform services:

During the year ended March 31, 2023, approximately 6.1 million rides with gross fare of approximately $19.9 million were completed through Xixingtianxia and an average of over 5,100 Active Drivers each month. During the year ended March 31, 2023, we earned online ride-hailing platform service fees of approximately $3.7 million, after netting off approximately $0.5 million incentives paid to Active Drivers.

During the three months ended June 30, 2023, approximately 1.7 million rides with gross fare of approximately $5.3 million were completed through Xixingtianxia and an average of approximately 6,200 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. During the three months ended June 30, 2023, we earned online ride-hailing platform service fees of approximately $0.9 million, after netting off approximately $0.1 million incentives paid to Active Drivers.

We plan to expand our driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease our cars and use our platform while expanding, but our platform is available to others. We plan to launch Xixingtianxia in more cities across China the next 12 months.

The executive offices are located in Chengdu City, Sichuan Province, China. Substantially all of the operations are conducted in China.

Corporate History

Senmiao Technology Limited was incorporated in the State of Nevada on June 8, 2017. It established a wholly owned subsidiary, Senmiao Consulting in China in July 2017. Sichuan Senmiao, our former VIE, was established in China in June 2014. Senmiao Consulting provided services to Sichuan Senmiao, pursuant to a series of contractual arrangements (the “VIE Agreements”) with Sichuan Senmiao and each of its equity holders. Senmiao Consulting became the primary beneficiary of Sichuan Senmiao. The contractual arrangements had been in place since the establishment of Senmiao Consulting (the “Restructuring”). On March 23, 2022, shareholders with 94.5% equity interests of Sichuan Senmiao and Senmiao Consulting terminated the VIE Agreements. On March 28, 2022, these shareholders further sold a total of 94.5% equity interests of Sichuan Senmiao to Senmiao Consulting with a total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly.

On September 25, 2016, Sichuan Senmiao acquired a P2P platform (including website, internet content provider (“ICP”) registration, operating systems, servers, management system, employees and users) from Sichuan Chenghexin Investment and Asset Management Co., Ltd. (“Chenghexin”), which had established and operated the platform for two years prior to our acquisition (the “Acquisition”), for a total cash consideration of RMB69,690,000 (approximately $10.1 million). Prior to the Acquisition, Sichuan Senmiao was a holding company that owned a 60% equity interest in an equity investment fund management company. Sichuan Senmiao sold its 60% equity interest for a cash consideration of RMB60 million (approximately $8.9 million) immediately following the Acquisition, in order to focus on the online marketplace lending business. We ceased the online lending services business in October 2019.

On November 21, 2018, Senmiao Technology Limited entered into an Investment and Equity Transfer Agreement (the “Investment Agreement”) with Hunan Ruixi and all the shareholders of Hunan Ruixi, pursuant to which we acquired an aggregate of 60% of the equity interest of Hunan Ruixi for no consideration. Senmiao Technology Limited closed the acquisition on November 22, 2018 and agreed to make a cash contribution of $6,000,000 to Hunan Ruixi, representing 60% of its registered capital, in accordance with the Investment Agreement. Senmiao Technology Limited has made the full cash contributions (in the aggregate amount of $6,000,000) to Hunan Ruixi. Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively.

Hunan Ruixi has a wholly owned subsidiary, Ruixi Leasing, a PRC limited liability company formed in April 2018 with a registered capital of RMB10 million (approximately $1.5 million). Ruixi Leasing had no operations and was dissolved in June 2022.

Hunan Ruixi also owns 35% equity interest in Jinkailong and used to receive economic benefits of the remaining 65% equity interest through two voting agreements with four shareholders of Jinkailong. On March 31, 2022, the voting agreements were terminated by the four shareholders of Jinkailong and Hunan Ruixi. As a result, Jinkailong ceased being a VIE. Jinkailong is an automobile transaction and related services company in Chengdu City, Sichuan Province, China, which primarily targets drivers in the ride-hailing service sector, focus on automobile operating lease, and facilitates sales and financing transactions for its clients and provides relevant after-transaction services to them. Although Jinkailong was ceased from our consolidation scope since March 31, 2022, Huana Ruixi, Corenel and Jiekai continuously provide automobile transaction and related services similar to Jinkailong in Changsha and Chengdu.

In May 2019, Senmiao formed Yicheng Financial Leasing Co., Ltd. (“Yicheng”), a PRC limited liability company and a wholly owned subsidiary, with a registered capital of $50 million in Chengdu City, Sichuan Province, China. Yicheng obtained its business licenses for automobiles sale and has engaged in the sales of automobiles since June 2019. As of the date of this prospectus, Senmiao Technology Limited has made contributions in the aggregate amount of $5,750,000 to Yicheng.

On September 11, 2020, Senmiao Consulting entered into an Investment Agreement relating to XXTX with all the original shareholders of XXTX, pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.44 million) in XXTX in cash and obtain a 51% equity interest accordingly. As of the date of this prospectus, the Company had remit approximately full amount of investment to XXTX pertained to above mentioned XXTX Investment Agreement.

On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into a supplementary agreement related to XXTX’s Investment agreement (the “XXTX Increase Investment Agreement”). Under the XXTX Increase Investment Agreement, all the shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.40 million). Senmiao Consulting shall pay an additional amount of RMB36.84 million (approximately $5.08 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. As of the date of this prospectus, the Company had remitted approximately RMB36.84 million ($5.08 million) to XXTX pertained to above mentioned XXTX Increase Investment Agreement.

On October 22, 2021, Senmiao Consulting entered into a Share Swap Agreement (the “Share Swap Agreement”) with certain shareholders of XXTX. Pursuant to which the Senmiao Consulting shall acquire all of the remaining equity interests from the original shareholders of XXTX at a total purchase price of $3.5 million, payable in Senmiao’s shares of common stock, par value $0.0001 per share at a per share price of the average closing price of a share of common stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders have been completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting.

As of the date of this prospectus, Senmiao Consulting has made a cumulative capital contribution of RMB40.01 million (approximately $5.52 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of the date of this prospectus, XXTX had eight wholly owned subsidiaries and two of them have operations.

In December 2020, Senmiao Consulting formed a wholly owned subsidiary, Corenel, with a registered capital of RMB10.0 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel has engaged in automobile operating lease since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with the remaining shareholder of Xichuang. Pursuant to the equity transfer agreement, the remaining shareholder of Xichuang would transfer 30% of his shares to Hunan Ruixi for free. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, Senmiao formed Senmiao Technology (Hong Kong), Ltd. (“Senmiao HK”), a limited liability company with a registered capital of $10,000 in Hong Kong. We hold 99.99% of the equity interests of Senmiao HK. As of the date of this prospectus, Senmiao HK has no operations.

In March 2022, Corenel and another company in Chengdu formed a subsidiary, Jiekai, with a registered capital of RMB500,000 (approximately $80,000) in Chengdu City, Sichuan Province. Corenel holds 51% equity interests of Jiekai. Jiekai is engaged in automobile operating lease business since April 2022. In July 2023, Corenel fully transfered its equity interests in Jiekai to Senmiao Consulting. As of the date of this prospectus, Jiekai had a subsidiary without operation.

Our Corporate Structure

The following diagram illustrates the Company’s corporate structure, including its subsidiaries, as of the date of this prospectus:

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017 (collectively, the “Sichuan Senmiao VIE Agreements”). For the details of such agreements, please refer to the audited financial statements contained in the annual report on Form 10-K filed with the SEC on July 8, 2021. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao. And the financial statements of Sichuan Senmiao are consolidated in the consolidated financial statements. Sichuan Senmiao suffered accumulated loss of approximately $18.0 million as of March 31, 2022 with shareholders’ deficiency of $7.6 million. Due to such loss from Sichuan Senmiao, on March 23, 2022, Senmiao Consulting and other shareholders with 94.5% equity interests of Sichuan Senmiao terminated the VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination and equity transaction has no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding an aggregate of 65% equity interests. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Hunan Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above shall be terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. Since March 31, 2023, the parties no longer maintain a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association.

As a result of the Termination Agreement, the Company no longer has a controlling financial interest in Jinkailong and have determined that Jinkailong was deconsolidated from the Company’s consolidated financial statements effective as of March 31, 2022. However, as Hunan Ruixi still holds 35% equity interests in Jinkailong, Jinkailong is the equity investee company of the Company since then. As of March 31, 2023, the paid-in capital of Jinkailong was zero.

Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). The terms of Youlu VIE Agreements were similar to the Sichuan Senmiao VIE Agreements. According to the VIE Agreements, Youlu was obligated to pay XXTX service fees approximately equal to its net income. Youlu’s entire operations were, in fact, directly controlled by XXTX. There were no unrecognized revenue-producing assets that were held by Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu has limited operation, the termination has no significant impact on the consolidated financial statements.

Cash Transfer and Dividend Payment

None of Senmiao’s subsidiaries and former VIEs have issued any dividends or distributions to respective holding companies, or to any investors as of the date of this prospectus. Senmiao’s subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In the future, cash proceeds raised from overseas financing activities may be transferred to Senmiao’s PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Senmiao Consulting will transfer funds to XXTX and Sichuan Senmiao, respectively, to meet the capital needs of their business operations.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. All of Senmiao’s subsidiaries’ income is and, in the case of its former VIEs’ income, was, received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from The State Administration of the Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, Senmiao may not be able to pay dividends in foreign currencies to its shareholders.

Cash dividends, if any, on Senmiao’s common stock will be paid in U.S. dollars. If Senmiao is considered a PRC tax resident enterprise for tax purposes, any dividends Senmiao pays to its overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. As of the date of this prospectus, Senmiao has not made any dividends nor distributions to any U.S. investors.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, Senmiao’s PRC subsidiaries and long-term investments can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, Senmiao’s PRC subsidiaries and long-term investments are restricted to transfer a portion of their net assets to Senmiao either in the form of dividends, loans or advances. Even though Senmiao currently does not require any such dividends, loans or advances from Senmiao’s PRC subsidiaries and long-term investments for working capital and other funding purposes, Senmiao may in the future require additional cash resources from its PRC subsidiaries due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to Senmiao’s shareholders.

During each of the fiscal years ended March 31, 2023 and 2022, the only transfers of assets among our Company, were transfers of cash. Senmiao provided cash to its subsidiaries by way of capital contribution and by way of loan, from the proceeds it received from financings. Meanwhile, Hunan Ruixi also repaid historical loan to the Company by cash. In addition, there were loans obtained by certain of Senmiao’s Chinese subsidiaries, and those subsidiaries loaned money to other of Senmiao’s Chinese subsidiaries to meet their working capital needs. The cash was transferred within our Company by means of bank wires.

As of June 30, 2023 and March 31, 2023, Senmiao invested or loaned directly an aggregate of approximately $23.9 million and $24.0 million in cash in its subsidiaries, Hunan Ruixi, Senmiao Consulting and Yicheng. During the three months ended June 30, 2023 and the year ended March 31, 2023, Senmiao did not invest or loan to its subsidiaries while Hunan Ruixi repaid $100,000 and $750,000 from the loan from Senmiao.

Under PRC laws and regulations, there are restrictions on Senmiao’s PRC subsidiaries with respect to transferring certain of their net assets to Senmiao either in the form of dividends, loans or advances. A PRC company is required to set aside general reserves of at least 10% of its after-tax profit, until the cumulative amount of such reserves reaches 50% of its registered capital unless the provisions of laws regarding foreign investment provide otherwise. As of June 30, 2023 and March 31, 2023, the total respective registered capital of all the Company’s consolidated subsidiaries was approximately RMB663 million (approximately $91.5 million) and RMB661 million (approximately $96.2 million), respectively.

Market Opportunity and Government Regulations in China

Online Ride-hailing Platform Services

The demand for XXTX’s services depends on overall market conditions of the online ride-hailing industry in China. The continuous growth of the urban population places increasing pressure on the urban transportation and the improvement of living standards has increased the market demand for quality travel in China. Traditional taxi service is limited, and the merging online platforms have created good opportunities for the development of the online ride-hailing service market. According to the 51th Statistical report on Internet Development in China published in March 2023 by the China Internet Network Information Center (the “CNNIC”), the number of online ride-hailing service users had reached 473 million by the end of December 2022, and took approximately 40.9% of the total number of Chinese internet users. The online ride-hailing industry is facing increasing competition in China and is attracting more capital investment. According to the MOT of the People’s Republic of China, as of June 30, 2023, approximately 318 online ride-hailing platforms have obtained booking taxi operating licenses and the total volume of online ride-hailing orders was approximately 763 million in June 2023 in China. Meanwhile, approximately 2.43 million online booking taxi transportation certificates and approximately 5.79 million online booking taxi driver’s licenses were issued nationwide in China. Since 2019, in addition to the traditional online ride-hailing platforms, automobile manufacturers, offline operation service companies, financial and map service providers, among others, have built cooperation relationships with each other to make the online ride-hailing industry a more aggregated industry.

The online ride-hailing industry may also be affected by, among other factors, the general economic conditions in China. The interest rates and unemployment rates may affect the demand of ride-hailing services and automobile purchasers’ willingness to seek credit from financial institutions. Adverse economic conditions could also reduce the number of qualified automobile purchasers and online ride-hailing drivers seeking credit from the financial institutions, as well as their ability to make payments. Should any of those negative situations occur, the volume and value of the automobile transactions we service will decline, and our revenue and financial condition will be negatively impacted.

In order to manage the rapidly growing ride-hailing service market and control relevant risks, on July 27, 2016, seven ministries and commissions in China, including the MOT, jointly promulgated the “Interim Measures for the Administration of Online Taxi Booking Business Operations and Services” (“Interim Measures”) and amended on December 28, 2019, and November 30, 2022, which legalizes online ride-hailing services such as XXTX and requires the online ride-hailing services to meet the requirements set out by the measures and obtain taxi-booking service licenses and take full responsibility of the ride services to ensure the safety of riders.

On November 5, 2016, the Municipal Communications Commission of Chengdu City and a number of municipal departments jointly issued the “Implementation Rules for the Administration of Online Booking Taxi Management Services for Chengdu”, which was abolished and replaced by the updated version issued on July 26, 2021. On August 10, 2017, the Transportation Commission of Chengdu further issued the detailed guidance “Working Process for the Online Booking Taxi Drivers Qualification Examination and Issuance” and the “Online Booking Taxi Transportation Certificate Issuance Process.” On November 28, 2016, Guangzhou Municipal People’s Government promulgated Interim Measures for the Management of Online Ride Hailing Operation and Service in Guangzhou, as amended on November 14, 2019. According to these regulations and guidelines, three licenses /certificates are required for operating the online ride-hailing business in Chengdu and Guangzhou: (1) the ride-hailing service platform such as XXTX should obtain the online booking taxi operating license; (2) the automobiles used for online ride-hailing should obtain the online booking taxi transportation certificate (“automobile certificate”); (3) the drivers should obtain the online booking taxi driver’s license (“driver’s license”). Besides, all the new cars used for online ride-hailing in Chengdu should be NEVs since July 2021.

On July 23, 2018, the General Office of Changsha Municipal People’s Government issued the “Detailed Rules for the Administration of Online Booking Taxi Management Services for Changsha.” On June 12, 2019, the Municipal Communications Commission of Changsha City further issued “Transfer and Registration Procedures of Changsha Online Booking of Taxi.” According to the regulations and guidelines, to operate a ride-hailing business in Changsha requires similar licenses in Chengdu, except those automobiles used for online ride-hailing services are required to meet certain standards, including that the sales price (including taxes) is over RMB120,000 (approximately $17,000). In practice, Hunan Ruixi is also required to employ a safety administrator for every 50 automobiles used for online ride-hailing services and submit daily operation information of these automobiles such as traffic violation to the Transport Management Office of the Municipal Communications Commission of Changsha City every month. On November 28, 2016, Guangzhou Municipal People’s Government also promulgated Interim Measures for the Management of Online Ride Hailing Operation and Service in Guangzhou, as amended on November 14, 2019.

In addition to the national online reservation taxi operating license, XXTX and its subsidiaries also obtained the online reservation taxi operating license in 31 cities, Chengdu, Changsha, Guangzhou, Tianjin, Shenyang, Harbin, Nanchang, Haikou, Xining, two cities in Zhejiang, Shandong, and Guangxi Province, respectively, three cities in Guizhou Province, five cities in Jiangsu Province, other two cities in Hunan and Guangdong Province, respectively, and other four cities in Sichuan Province from June 2020 to July 2023, to operate the online ride-hailing platform services.

However, approximately 61% of the ride-hailing drivers we served had not obtained the driver’s license as of June 30, 2023, while all of the cars used for online ride-hailing services which we provided management services to have the automobile certificate. Without requisite automobile certificate or driver’s license, these drivers may be suspended from providing ride-hailing services, confiscated their illegal income and subject to fines of up to 10 times of their illegal income. Starting in December 2019, Didi began to enforce such limitation on drivers in Chengdu who have a driver’s license but operate automobiles without the automobile certificate.

Furthermore, according to the Interim Measures, no enterprise or individual is allowed to provide information for conducting online ride-hailing services to unqualified vehicles and drivers. Pursuant to the Interim Measures, XXTX and its subsidiaries may be fined between RMB5,000 to RMB30,000 (approximately $690 to $4,137) for violations of the Interim Measures, including providing online ride-hailing platform services to unqualified drivers or vehicles. During the three months ended June 30, 2023, we have been fined by approximately $19,000 by Traffic Management Bureaus in Chengdu and Changsha, of which, approximately $15,000 was further compensated by drivers or cooperated third parties. If we are deemed in serious violation of the Interim Measures, our Online Ride-hailing Platform Services may be suspended and the relevant licenses may be revoked by certain government authorities.

We are in the process of assisting the drivers to obtain the required certificate and license both for our Automobile Transaction and Related Services and our Online Ride-hailing Platform Services. However, there is no guarantee that all of the drivers affiliated with us would be able to obtain all the certificates and licenses. Our business and results of operations will be materially and adversely affected if our affiliated drivers are suspended from providing ride-hailing services or imposed substantial fines or if we are found to be in serious violation of the Interim Measures due to the drivers’ failure to obtain requite licenses and/or automobile certificates in connection with providing services through our platform.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi and two days later ordered that the company’s app be removed from smartphone app stores. We believe that our current operations are in compliance with the laws and regulations of the Chinese cybersecurity regulator. However, the Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Vehicle Rental Services

Pursuant to the Administration Measures for Operations and Services of Small and Micro Passenger Vehicles issued by the Ministry of Transport on December 20, 2020 and last amended on August 11, 2021, rental business operators of small and micro passenger vehicles shall carry out record-filing procedures with the city or county level counterparts of the Ministry of Transport where the business operations are conducted, within 60 days after completing the relevant registration formalities with the local counterparts of the State Administration for Market Regulation, or within 60 days after establishing new service agencies to carry out relevant business activities. To qualify for the record filing procedures, an applicant entity shall satisfy, among others, the following requirements: (i) being an independent legal person registered under the PRC law; (ii) the vehicles used for rental business operations passing quality inspections, and the registered nature of these vehicles being “rental”; (iii) having the business premises and management personnel eligible for the rental business; (iv) establishing corresponding service institutions and having corresponding service capabilities locally; (v) developing comprehensive operation and management systems, service procedures, safety management systems, and emergency response plans. Failure to complete the record-filing procedures may subject the rental business operators of small and micro passenger vehicles to orders to rectify and fines ranging from RMB3,000 (approximately US$437) to RMB10,000 (approximately US$1,456). All vehicles used for our Auto Operating Leasing have obtained the required licenses and completed the registration.

Financial Leasing

In September 2013, the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) issued the Administration Measures of Supervision on Financing Lease Enterprises (the “Leasing Measures”), to regulate and administer the business operations of financial leasing enterprises. According to the Leasing Measures, financial leasing enterprises are allowed to carry out financial leasing businesses in such forms as direct lease, sublease, sale-and-lease-back, leveraged lease, entrusted lease and joint lease in accordance with the provisions of relevant laws, regulations and rules. However, the Leasing Measures prohibit financial leasing enterprises from engaging in financial businesses such as accepting deposits, and providing loans or entrusted loans. Without the approval from relevant authorities, financial leasing enterprises may not engage in inter-bank borrowing and other businesses. In addition, financial leasing enterprises are prohibited from carrying out illegal fund-raising activities in the name of financial leases. The Leasing Measures require financial leasing enterprises to establish and improve their financial and internal risk control systems, and a financial leasing enterprise’s risk assets may not exceed ten times that of its total net assets.

In April 2018, China Banking and Insurance Regulatory Commission, currently known as the National Financial Regulatory Administration of China (the “NFRAC”) took over the authority over supervision of financing lease companies from MOFCOM.

On May 26, 2020, NFRAC issued the Interim Measures for Supervision and Administration of Financial Leasing Companies (the “Financial Leasing Measures”), which clarified the business scope, the scope of the leased property and the prohibited business or activity of the financial leasing company, as well as other business-related definitions, such as purchase, registration, retrieval and value management of financial leasing products. Financial leasing companies may conduct some or all of the following businesses: (1) financial leasing business; (2) leasing business; (3) purchase, disposal of residual value and repair of leased assets related to financial leasing and leasing business, consulting of the leasing transaction, receipt of leasing deposit; (4) transfer of financial leases or leased assets or acceptance of financial leases or leased assets transferred; (5) fixed income securities investment business. The measures have also discussed certain regulatory standards, including the proportion of financial leasing assets, the proportion of fixed income securities investment business, business concentration and so on. Financial leasing companies shall not conduct the following businesses or activities: (1) illegal fund-raising, acceptance or disguised acceptance of deposits; (2) extension of loans or entrusted loans; (3) placements with or from other financial leasing companies or in disguise; (4) financing or transferring assets through Internet Lending Information Intermediaries, private equity funds; (5) other businesses or activities prohibited by laws and regulations, the NFRAC and local financial regulatory authorities in provinces, autonomous regions and municipalities.

The Financial Leasing Measures clarify and enumerate the scopes of the financing lease business activities, the leased properties and the activities prohibited to be conducted by the financing lease companies, and set forth the regulatory indexes applicable to financing lease companies including, among others, (i) the assets for financial leasing and other lease arrangements accounting for not less than 60% of the total assets of a financial leasing company; (ii) the risk assets of a financing lease company not exceeding eight times of its total net assets, and the term “risk assets” of a financing lease company refers to its total assets, net of cash, bank deposits, Chinese treasury bonds; (iii) the fixed-income securities investment business carried out by a financial leasing company not exceeding 20% of its net assets. The Financial Leasing Measures also requires financial leasing companies should comply with the following regulatory indicators: (1) degree of concentration of single client financing, meaning the balance of all financial leasing business of a financial leasing company to a single lessee shall not exceed 30% of its net assets; (2) degree of concentration of single group client financing, meaning the balance of all financial leasing business of a financial leasing company to a single group shall not exceed 50% of its net assets; (3) ratio of a single related client, meaning the balance of all financial leasing business of a financial leasing company to a related party shall not exceed 30% of its net assets; (4) ratio of all related parties, meaning the balance of all financial leasing business of a financial leasing company to all related parties shall not exceed 50% of its net assets, and (5) ratio of a single related shareholder, meaning the financing balance to a single shareholder and all its related parties shall not exceed the shareholder’s capital contribution in the financial leasing company, and at the same time meet the provisions of the measures on the ratio of a single related client. The CBIRC may make adjustments to the above indicators according to regulatory needs.

Financial leasing companies that were established before the implementation of the Interim Measures for the Supervision and Administration of Financial Leasing Companies are required meet the requirements stipulated in the Measures within the transition period prescribed by the provincial local financial supervision department. In principle, the transition period shall not exceed three years. Provincial local financial supervision departments can appropriately extend the transition period arrangement according to the actual situation of specific industries.

The PRC Civil Code promulgated by the SCNPC effective from January 1, 2021 regulates the civil contractual relationship among natural persons, legal persons and other organizations. Chapter 15 of the PRC Civil Code sets forth related rules about financing lease contracts including that financing lease contracts shall be in written form and normally include terms such as the name, quantity, specifications, technical performance and inspection method of the leased property, the lease term, the composition, payment term, payment method and currency of the rent and the ownership of the leased property upon expiration of the lease. The PRC Civil Code further provides that the lessor and the lessee may agree on the ownership of the leased property upon expiry of the lease term. If the ownership of the leased property is not or is not clearly agreed between the parties, and is still cannot be determined pursuant to the PRC Civil Code, the leased property shall be owned by the lessor.

As the date of this prospectus, Hunan Ruixi, our proprietary financing lease subsidiary, has utilized its own capital to fund financing leases to automobile purchasers. However, Hunan Ruixi has not complied with all the requirements stipulated under the Financial Leasing Measures and intends to rectify and to comply with all the requirements stipulated under the Financial Leasing Measure during the transition period, failing which, Hunan Ruixi cannot carry out financial leasing business.

Actual Impact of Coronavirus (COVID-19) in China on Our Business

Impact on the Automobile Transactions and Related Services

Our Automobile Transactions and Related Services have been gradually recovering from the adverse impact of COVID-19 pandemic. As of June 30, 2023, 108 online ride-hailing drivers we serviced rendered their automobiles to Hunan Ruixi. As a result, we recorded accumulated allowance for credit losses of $358,889 for them. As most of the leasing term of the automobiles we delivered in Changsha in prior periods has come to the end, during the three months ended June 30, 2023, the number of newly rendered automobiles decreased to 0 as compared with 3 during the three months ended June 30, 2022. Meanwhile, over 1,200 online ride-hailing drivers rendered their automobiles to Jinkailong as of June 30, 2023.

Our cash flow has been adversely impacted by local resurgences of COVID-19 in Chengdu, Changsha and Guangzhou while the COVID-19 measures in China kept applying the current control and prevention measures especially from September to November 2022, which had negative impact on the online ride-hailing market accordingly due to travel restriction.

Impact on the Ride-Hailing Platform Services

Chengdu suffered an infection peak in the middle of December 2022, after China lifted the prevention and control of COVID-19 infection strategy early that month. Base on the surveys released from Sichuan Provincial Center for Disease Control and Prevention, the actual infection rate of the surveyed population was estimated to be over 80 percent. And the peak of positive detection in the whole province was concentrated from December 12 to 23, which caused significant decreasing orders for online ride-hailing in December. The central government of China has adjusted the prevention and control measures of COVID-19, and gradually restored the order of production and life, which would bring optimism for us to operate our online ride-hailing platform in the next 12 months.

Any of these factors related to COVID-19 and other similar or currently unforeseen factors beyond our control could have an adverse effect on our overall business environment, causing uncertainties in the regions in China where we conduct business, and causing our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Customers

The significant majority of our Operating Entities’ customers are online ride-hailing drivers. Due to the complexity and difficulty of obtaining registration of various licenses required for driving an online ride-hailing car, our customers choose to lease automobile from us or become affiliated with us who offer them a simplified and smooth process to become qualified. The automobile leasees typically lease automobiles which meet the criteria of cars used for online ride-hailing for their own business in the industry. The automobile purchasers typically become affiliated with Hunan Ruixi and Jinkailong through affiliation agreements pursuant to which we, as a qualified management company, provide them post-transaction management services during the affiliation period, which is usually the same as the term of the Financing Agreements. The users of Xixingtianxia platform typically use it to view and take customer orders for rides.

Our Operating Entities acquire customers through the network of third-party sales teams, cooperated lease companies and our own efforts including online advertising and billboard advertising. Our operating entities also send out fliers and participate in trade shows to advertise our services. During the year ended March 31, 2023, we have served over 7,000 customers, including approximately 4,000 customers of Jinkailong, for our Automobile Transaction and Related Services. During the year ended March 31, 2023, approximately 6.1 million rides with gross fare of approximately $19.9 million were completed through our platform orders. During the three months ended June 30, 2023, we have served over 2,000 customers, including approximately 1,000 customers of Jinkailong, for our Automobile Transaction and Related Services. During the three months ended June 30, 2023, approximately 1.7 million rides with gross fare of approximately $5.3 million were completed through our platform orders.

Risk Management

To mitigate risk associate with our Automobile Transaction and Related Services and Online Ride-hailing Platform Services, our operating entities conduct assessments and evaluations of prospective online ride-hailing drivers and leases separately, including identity verification and background checks. For an online ride-hailing platform driver who uses our platform as well as purchases or leases automobile from our operating entities, the assessments typically involve two rounds from our subsidiaries who operate Automobile Transaction and Related Services and Online Ride-hailing Platform Services, respectively. We believe our manual review and verification process is sufficient for the requirements of our current operations.

Our Operating Entities conduct an initial screening when they receive an application from a prospective automobile buyer/leasee based on credit reports from People’s Bank of China (“PBOC”) and third party credit rating companies, and personal information including residence, ethnicity group, driving history and involvement in legal proceeding. An automobile buyer/leasee must meet the following preliminary criteria:

●	be between 18-65 years old;

●	reside in the mainland of China and have the local residential identification;

●	have a driving history of at least three years;

●	not be subject to on-going legal proceedings or enforcement;

●	not be listed on a national delinquent debtor’s list;

●	the value of purchased automobile matches the income of the candidate.

Additionally, our Operating Entities arrange a simple in-person interview with the applicant where we gather information on marital/family status, income, assets, borrowing history and default history, if any. This interview is typically conducted by our operating entities’ risk management staff who will verify the accuracy of information on the prospective driver by cross-checking information provided by the applicant with other sources. Our operating entities will also assess the prospective customer’s potential repayment ability.

Applicants with any of the follow attributes will be rejected for:

●	engaging in illegal or criminal activities;

●	involvement in pornography, gambling, drug dealing and gangster activities and experiences;

●	engaging in usury lending; or

●	providing fraudulent information.

Our Operating Entities also conduct an assessment and evaluation when they receive an application from a prospective online ride-hailing driver. Under our online ride-hailing platform’s standards, a qualified driver must meet certain minimum criteria:

●	have obtained online booking taxi driver’s license with age of 21 to 60 years old for males; 21 to 55 years old for females;

●	have a driving history of at least three years with driving license of (i) A1, A2, A3, B1, B2, C1 and C2 (referring to the different classes of driver’s license in China based on vehicle types);

●	must not have committed any hit-and-run accidents;

●	have no record of dangerous driving, drug use, driving under alcoholic influence, and violent crime;

●	have no traffic violation of 12 demerit points or more in any year of the past three years; and

●	have not been investigated or disciplined for unlawfully engaging in taxi services or other passenger transportation operations in Chengdu City within the past five years.

XXTX’s online ride-hailing platform also set criteria for the automobiles used for online ride-hailing business, which need to be completed before the driver commences to use the automobile for online ride-hailing business:

●	has obtained online booking taxi transportation certificate and be registered as “reserved taxi service” with less than 7 seats and local registered number; or in accordance with the requirements by local government;

●	has installed vehicle satellite positioning device and emergency alarm device with driving record function;

●	motor vehicle driving permit is still in use;

●	has been covered with compulsory insurance for motor vehicle traffic accident liability and compulsory insurance for third party liability of motor vehicle, and within the insurance period, or in accordance with the requirements by local government;

●	vehicle miles traveled is less than 600,000 km and the service life is less than 8 years;

●	other requirements by local government.

Post-Financing Services

Our Auto Business Entities’ post financing management department is in charge of monitoring and managing monthly payments by the purchaser/leasee. Our Auto Business Entities send text messages and make phone calls as reminders three business days prior to the payment due date. If a purchaser/leasee fails to pay on the due day, our Auto Business Entities will pay the financial institution on behalf of the defaulted automobile purchaser but continue to contact the automobile purchaser and request for payments. If the delinquency continues for more than 15 days, our Auto Business Entities then seek to repossess the car. Every car purchased through us has a GPS device installed, which helps us locate the car. Our Drivers & Automobile Management and Services department also monitor the daily gross income of our served online ride-hailing drivers through our cooperated online ride-hailing platforms as well as trace the location of each car at least once a week. If there is any indicator such as the driver’s daily income is far behind the average level or the trajectory is unusual, our Drivers & Automobile Management and Services department shall contact the driver immediately and repose the car if necessary. After a car is repossessed, our Auto Business Entities store it in a warehouse and later dispose of the automobile in accordance with law and relevant financing documents. If our Auto Business Entities are unable to repossess collateral from a delinquent automobile purchaser/leasee, they may commence a lawsuit against such purchaser.

Competition

The online ride-hailing industry in China is large and evolving. There were approximately 300 automobile financing and leasing companies that provide automobile purchasing and leasing services to online ride-hailing drivers in Chengdu and Changsha City as of June 2023. We face significant competition primarily from companies that operate in Chengdu City, such as Sichuan Hengchuang Times Automobile Serving Co., Ltd., and Changsha Huolongguo Automobile Leasing Co., Ltd.

Meanwhile, Didi takes over 80% market share of the online ride-hailing platforms in China according to the public information. We choose to cooperate with well-known aggregation platforms to commence our online ride-hailing platform business rather than competing with Didi directly. As of June 2023, there were over 110 companies who operate their own online ride-hailing platforms and have established business relationships with Gaode in Chengdu, Changsha and Guangzhou, our major operation cities and are engaged in the same business as ours. We face significant competition primarily from platforms that have operation in Chengdu and Changsha City, such as Caocao, Robotaxi and Feima Chuxing. We expect to have more cooperation with other aggregation platforms in the online ride-hailing industries to have more competitive advantage in the industry.

Many of our competitors are well-capitalized and offer discounted services, driver incentives, consumer discounts and promotions, innovative service and product offerings, and alternative pricing models, which may be more attractive to consumers than those that we offer. Further, some of our current or potential competitors have, and may in the future continue to have, greater resources and access to larger driver and consumer bases in a particular geographic market. In addition, our competitors in certain geographic markets enjoy substantial competitive advantages such as greater brand recognition, longer operating histories, better localized knowledge, and more supportive regulatory regimes. As a result, such competitors may be able to respond more quickly and effectively than us in such markets to new or changing opportunities, technologies, consumer preferences, regulations, or standards, which may render our products or offerings less attractive. In addition, future competitors may share in the effective benefit of any regulatory or governmental approvals and litigation victories we may achieve, without having to incur the costs we have incurred to obtain such benefits.

Securities Senmiao May Offer

Senmiao may offer and sell from time to time up to an aggregate of $150,000,000 of any of, or units comprised of, or other combinations of, the following securities:

Common Stock. Senmiao may issue shares of its common stock. Holders of common stock are entitled to receive dividends ratably if, as and when dividends are declared from time to time by Senmiao’s board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or other securities with dividend rights senior to Senmiao’s common stock. Holders of common stock are entitled to one vote per share. Holders of common stock have no cumulative voting rights in the election of directors.

Preferred Stock. Senmiao may issue shares of its preferred stock in one or more series. Senmiao’s board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Debt Securities. Senmiao may offer debt securities, which may be secured or unsecured, senior, senior subordinated or subordinated, may be guaranteed by Senmiao’s subsidiaries, and may be convertible into shares of Senmiao’s common stock. Senmiao may issue debt securities separately or together with, upon conversion of or in exchange for other securities. It is likely that any debt securities issued will not be issued under an indenture.

Warrants. Senmiao may issue warrants to purchase shares of common stock or preferred stock or debt securities. Senmiao may issue warrants independently or together with other securities. Warrants sold with other securities as a unit may be attached to or separate or separable from the other securities for trading purposes. To the extent any warrants are publicly tradable, Senmiao will issue them under one or more warrant agreements between Senmiao and a warrant agent that Senmiao will name in the applicable prospectus supplement.

Rights. Senmiao may issue rights to purchase shares of common stock or preferred stock or debt securities. Senmiao may issue rights independently or together with other securities. Rights sold with other securities as a unit may be attached to or separate or separable from the other securities for trading purposes and may be (but shall not be required to be) publicly listed securities.

Units. Senmiao may issue units comprised of one or more of the other securities described herein, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

Prospectus Supplement

Senmiao will describe the terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. Such prospectus supplement will contain, among other pertinent information, the following information about the offered securities:

●	title and amount;

●	offering price, underwriting discounts and commissions or agency fees, and Senmiao’s net proceeds;

●	any market listing and trading symbol;

●	names of lead or managing underwriters or agents and description of underwriting or agency arrangements;

●	the specific terms of the offered securities; and

●	a description of the method and terms of the offering.

This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

Company Information

Senmiao was incorporated in the State of Nevada on June 8, 2017. Our principal executive offices are located at 16F, Building A, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, China 610000, and our telephone number is +86 28 61554399. Our website address is www.senmiaotech.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

RISK FACTORS

An investment in Senmiao’s securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth below, the information under the caption “Risk Factors” in any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the information under the caption “Risk Factors” in Senmiao’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and filed with SEC on July 13, 2023 (the “10-K”), which is incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act.

These risks could materially affect our business, results of operation or financial condition and affect the value of Senmiao’s securities. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

Historically, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over china-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. Our corporate structure and being based in and having the majority of our operations in China poses risks to investors. As more fully described throughout this prospectus and in the risk factors described on page 16 of 10-K, which is incorporated by reference herein, there are significant regulatory, liquidity and enforcement risks involved in investing in Senmiao’s securities. For example, there are risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. Further, the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations or the value of Senmiao’s common stock. Any actions by the Chinese government or Chinese regulatory authorities to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers, or to disallow our structure, could pose significant risk to our business, and could significantly limit or completely hinder Senmiao’s ability to offer or continue to offer securities to investors, which could cause the value of those securities to significantly decline or be worthless.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations conducted through our PRC operating entities may be adversely affected by the current and future political environment in the PRC. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Accordingly, given the PRC government’s significant oversight and discretion over the conduct of our operating subsidiaries and long-term investment’s business, it may intervene or influence the operations of our PRC subsidiaries or our long-term investment at any time and to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, which may cause us to make material changes to the operations of our PRC subsidiaries or our long-term investment and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely af ect us.

We conduct all of our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which took effect on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic principles for the overseas securities offering and listing by domestic enterprises, and clarified and emphasized several aspects, which include but are not limited to: (1) criteria to determine whether an issuer will be required to go through the filing procedures under the Trial Measures; (2) exemptions from immediate filing requirements for issuers including those that have already been listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, but these issuers shall still be subject to filing procedures if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list of types of issuers banned from listing or offering overseas, such as issuers whose affiliates have been recently convicted of bribery and corruption; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to file with the CSRC after it completes subsequent offerings and to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their relevant shareholders for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation. Specifically, pursuant to the Trial Measures, our future securities offerings in the Nasdaq Capital Market where we have previously offered and listed shall also be filed with the CSRC within 3 working days after the offering is completed. The Trial Measures provide the CSRC with power to warn, fine, and issue injunctions against both PRC domestic companies, their controlling shareholders, and their advisors in listing or offering securities (collectively, the “Subject Entities”), as well as individuals directly responsible for these Subject Entities (the “Subject Individuals”). For failure to comply with the Trial Measures Negative List or the Trial Measures Filing Obligations, or materially false or misleading statements in the filing and reporting required by the Trial Measures: (1) PRC domestic companies, and their controlling shareholders if the controlling shareholders induced the PRC domestic companies’ failure to comply, severally, may face warnings, injunctions to comply, and fines between RMB1 million and RMB10 million (approximately $145,647 and $1,456,473); the Subject Individuals in these entities may severally, face warnings and fines between RMB0.5 million and RMB5 million (approximately $72,824 and $728,237). (2) Advisors in listing or offering securities that failed to dutifully advise the PRC domestic companies and their controlling shareholders in complying with the Trial Measures and caused such failures to comply can face warnings and fines between RMB0.5 million and RMB5 million (approximately $72,824 and $728,237); the Subject Individuals in these advisor entities may, severally, face warnings and fines between RMB0.2 million and RMB2 million (approximately $29,129 and $291,295). As the Trial Measures are newly issued, there remain uncertainties regarding its interpretation and implementation. Therefore, we cannot assure you that we will be able to complete the filings for our future offerings and fully comply with the relevant new rules on a timely basis, if at all. In addition, we cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s Data Security Law promulgated by the Standing Committee of the National People’s Congress of China (the “SCNPC”) in June 2021, took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. As the Data Security Law has not yet come into effect, we may need to make adjustments to our data processing practices to comply with this law.

Additionally, China’s Cyber Security Law, requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to the Measures for the Graded Protection and the Guidelines for Grading of Classified Protection of Cyber Security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

During the year ended March 31, 2022, the Cyberspace Administration of China (the “CAC”) has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.”

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the life sciences sector generally and the Company in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, on August 20, 2021, the SCNPC passed the Personal Information Protection Law, started to be implemented on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also proposes that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB50 million or 5% of annual revenues from the prior year.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, and our belief that we are currently in compliance therewith, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market or the Stock Exchange of Hong Kong. While we believe that our current operations are in compliance with the laws and regulations of the Cyberspace Administration of China, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures, which will take effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security for public comment, pursuant to which data processors conducting certain activities must apply for cybersecurity review. The draft regulations also require that data processors processing important data or going public overseas shall conduct an annual data security self-assessment or entrust a data security service institution to do so, and submit the data security assessment report of the previous year to the local branch of the CAC before January 31 each year. Further, the draft regulations would require internet platform operators to establish platform rules, privacy policies and algorithm strategies related to data, and solicit public comments on their official websites and personal information protection related sections for no less than 30 working days when they formulate platform rules or privacy policies or makes any amendments that may have a significant impact on users’ rights and interests. In addition, platform rules and privacy policies formulated by operators of large internet platforms with more than 100 million daily active users, or amendments to such rules or policies by operators of large internet platforms with more than 100 million daily active users that may have significant impacts on users’ rights and interests shall be evaluated by a third-party organization designated by the CAC and reported to local branch of the CAC for approval. The CAC has solicited comments on this draft until December 13, 2021, but there is no definite timetable as to when the draft regulations will be enacted. As such, substantial uncertainties exist with respect to the enactment timetable, final content, interpretation and implementation of such regulations.

We have made our determinations based on Yuantai Law Offices, our PRC counsel, to the extent that the discussion relates to matters of CSRC, CAC and other government authorities on our PRC subsidiaries’ operations and concluded that: as of the date of this Report, we, our PRC subsidiaries and equity investee company, (i) are not required to obtain permissions from the CSRC, CAC or any other government authorities on our PRC subsidiaries’ operations, and (ii) have not received or were denied such permissions by any PRC government authorities. If the Security Administration Draft is enacted as proposed, we believe that the operations of our PRC subsidiaries and our listing will not be affected and that we will not be subject to cybersecurity review by the CAC, given that our PRC subsidiaries possess personal data of fewer than one million individual clients and do not collect data that affects or may affect national security in their business operations as of the date of this Report and do not anticipate that they will be collecting over one million users’ personal information or data that affects or may affect national security in the near future. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC subsidiaries as CIIOs. However, given the uncertainties surrounding the interpretation and implementation of the Cyber Security Law, Data Security Law and relevant regulations, we cannot rule out the possibility that we, or certain of our customers or suppliers may be deemed as a CIIO, or an operator processing “important data.” First, if we are deemed as a CIIO, our purchase of network products or services, if deemed to be affecting or may affect national security, will need to be subject to cybersecurity review, before we can enter into agreements with relevant customers or suppliers, and before the conclusion of such procedure, these customers will not be allowed to use our products or services, and we are not allowed to purchase products or services from our suppliers. There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures. Any failure or delay in the completion of the cybersecurity review procedures may prevent us from using certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services being imposed upon us, if we are deemed a CIIO using network products or services without having completed the required cybersecurity review procedures. If the reviewing authority is of the view that the use of such network products or services by us, or by certain of our customers or suppliers, involves risk of disruption, is vulnerable to external attacks, or may negatively affect, compromise, or weaken the protection of national security, we may not be able to provide such products or services to relevant customers, or purchase products or services from relevant suppliers. This could have a material adverse effect on our results of operations and business prospects. Second, the notion of “important data” is not clearly defined by the Cyber Security Law or the Data Security Law. In order to comply with the statutory requirements, we will need to determine whether we possess important data, monitor the important data catalogs that are expected to be published by local governments and departments, perform risk assessments and ensure we are complying with reporting obligations to applicable regulators. We may also be required to disclose to regulators business-sensitive or network security-sensitive details regarding our processing of important data, and may need to pass the government security review or obtain government approval in order to share important data with offshore recipients, which can include foreign licensors, or share data stored in China with judicial and law enforcement authorities outside of China. If judicial and law enforcement authorities outside China require us to provide data stored in China, and we are not able to pass any required government security review or obtain any required government approval to do so, we may not be able to meet the foreign authorities’ requirements. The potential conflicts in legal obligations could have adverse impact on our operations in and outside of China.

Our common stock will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCA Act, in the future if the PCAOB is unable to inspect or investigate completely our auditors. The delisting of our common stock, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Our current auditor, Marcum Asia CPAs LLP, or Marcum Asia, the independent registered public accounting firm that issues the audit report incorporated by reference elsewhere in this registration statement, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, and was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 2021. We are required by the HFCAA to have an auditor that is subject to the inspection by the PCAOB. While our present auditor is located in the United States and the PCAOB is able to conduct inspections on such auditor, to the extent this status changes in the future and our auditor’s audit documentation related to their audit reports for our company becomes outside of the inspection by the PCAOB or if the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, trading in our common stock could be prohibited under the HFCAA, and as a result our common stock could be delisted from Nasdaq.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which became effective on May 5, 2021. We will be required to comply with these rules if the SEC identifies our auditors as having a “non-inspection” year under a process to be subsequently established by the SEC.

On May 13, 2021, the PCAOB proposed a new rule for implementing the HFCAA. Among other things, the proposed rule provides a framework for the PCAOB to use when determining, under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule would also establish the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information it will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the board of the PCAOB can modify or vacate its determinations. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which proposed to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law by the U.S. House of Representatives, which officially reduce the number of years that the auditor is not subject to inspection to two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by mainland China and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future. As of the date of this registration statement, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to the PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to the PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC (the “Statement of Protocol”), which is intended to enable the PCAOB to inspect and investigate completely registered public accounting firms in mainland China and Hong Kong. According to a statement released by the PCAOB, the Statement of Protocol (i) provides the PCAOB with sole discretion to select the firms, audit engagements and potential violations it inspects and investigates without consultation with, nor input from, Chinese authorities, (ii) puts procedures in place for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed and (iii) provides the PCAOB with direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. While the Chairs of both the PCAOB and the SEC made statements supporting the Statement of Protocol, both emphasized that this is only the first step in the process. As such, uncertainties remain regarding how the Statement of Protocol will be implemented and how it will impact China-based issuers and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. While the Statement of Protocol may lead to resolution of the previously identified issues, there can be no assurance that this will be the case.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

While the HFCAA is not currently applicable to the Company because the Company’s current auditors are subject to PCAOB review, if this changes in the future for any reason, the Company may be subject to the HFCAA. The implications of this regulation if the Company were to become subject to it are uncertain. Such uncertainty could cause the market price of our common stock to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on Nasdaq earlier than would be required by the HFCAA. If our common stock is unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the common stock when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the common stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include automobile purchases, the costs of providing leasing and other automobile transaction services, including financial leasing, costs of developing other businesses, investments in other entities, costs of technology development, costs of new hires, capital expenditures, funding for working capital and the costs of operating as a public company. Management will retain broad discretion over the allocation of net proceeds.

We may seek to extend portions of the net proceeds from the sale of any securities offered under this prospectus to Senmiao’s subsidiaries. In using such proceeds, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to Senmiao’s subsidiaries only through loans or capital contributions and to Senmiao’s variable interest entity only through loans, subject to registration with government authorities and limits on the amount of loans and capital contributions. Subject to satisfaction of the applicable government registration requirements, we may extend inter-company loans to Senmiao’s subsidiaries or make additional capital contributions to Senmiao’s subsidiaries to fund their capital expenditures or working capital. If we provide funding to Senmiao’s subsidiaries through loans, the total amount of such loans may not exceed the difference between the entities’ total investments as registered with the foreign investment authorities and their registered capital. Also, such loans must be registered with the PRC State Administration of Foreign Exchange or its local branches. The aggregated registered capital of Senmiao’s subsidiaries is approximately $91.5 million. As of the date of this prospectus, Senmiao has made total capital contributions and intercompany loans which could be transferred to capital contributions of approximately $41.2 million to its subsidiaries.

Senmiao cannot assure you that we will be able to obtain government registrations or approvals for loans or capital contributions to its subsidiaries on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” included in Senmiao’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which risk factor is incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES SENMIAO MAY OFFER

General

The following description of Senmiao’s capital stock (which includes a description of securities Senmiao may offer pursuant to the registration statement of which this prospectus is a part) and other securities Senmiao may offer does not purport to be complete and is subject to and qualified in its entirety by reference to Senmiao’s certificate of incorporation and bylaws, as they may be amended from time to time, any certificates of designations through which Senmiao may establish the terms and conditions of particular series of preferred stock, other documents governing the terms and conditions of particular securities and applicable provisions of Nevada law.

As of the date of this prospectus, Senmiao is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 8,068,040 shares of common stock were issued and outstanding (after the Company’s 1:10 reverse stock split effective April 6, 2022) and 991 shares of preferred stock were issued and outstanding, and Senmiao’s shares of common stock outstanding were held of record by approximately 25 shareholders. These figures do not include securities that may be issued: (i) pursuant to outstanding warrants to purchase shares of Senmiao’s common stock, or (ii) pursuant to Senmiao’s 2018 Equity Incentive Plan.

Senmiao may issue secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities. Senmiao may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. The debt securities, the preferred stock, the common stock, the rights and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Common Stock

Each share of Senmiao’s common stock is entitled to one vote on all matters submitted to a vote of Senmiao’s stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of Senmiao’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Senmiao’s stockholders. Senmiao’s articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

Senmiao’s board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although Senmiao has no current plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of Senmiao or an unsolicited acquisition proposal.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

●	the title of the series and the number of shares in the series;

●	the price at which the preferred stock will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will accumulate;

●	the voting rights, if any, of the holders of shares of the preferred stock being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into Senmiao’s common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred stock on any securities exchange;

●	any material United States federal income tax considerations applicable to the preferred stock being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

This summary of any preferred stock offered is not complete. For the terms of a particular series of preferred stock, you should refer to the prospectus supplement for that series and the certificate of designations, if any, for that particular series.

Debt Securities

As used in this prospectus, the term “debt securities” means any debentures, notes, bonds and other evidences of indebtedness that Senmiao may issue under this prospectus, as supplemented, from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. Senmiao may also issue convertible or exchangeable debt securities. Debt securities may be issued under an indenture (“Indenture”) entered into between Senmiao and a trustee to be named therein. Convertible or exchangeable debt securities may not be issued under an Indenture.

The form of Indenture, if any, relevant to a particular offering will be filed as exhibits to amendments to the registration statement of which this prospectus is a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indenture and the debt securities will be summaries thereof, will not be complete and will be subject and qualified in their entirety by reference to all of the provisions of the Indenture (and any amendments or supplements Senmiao may enter into from time to time which are permitted under the Indenture) and the debt securities.

Senmiao may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, Senmiao may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should particular debt securities evidence unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy Senmiao’s outstanding indebtedness, or an event of default under a loan agreement relating to indebtedness of Senmiao’s or Senmiao’s subsidiaries, the holders of secured indebtedness, if any, would be entitled to receive payments on their indebtedness prior to payments being made to the holders of the unsecured indebtedness.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered.

These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which Senmiao will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon Senmiao pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if Senmiao possesses the option to do so, the periods within which and the prices at which Senmiao may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	Senmiao’s obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Senmiao will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at Senmiao’s option and, if other than by a board resolution, the manner in which any election by Senmiao to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which Senmiao must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or Senmiao’s covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on Senmiao’s ability to incur debt, redeem stock, sell Senmiao’s assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions may apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for Senmiao’s common stock, preferred stock or other securities or property;

●	whether Senmiao are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material United States federal income tax considerations applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplement, in foreign currencies, or units based on or related to foreign currencies;

●	any right Senmiao may have to satisfy, discharge and defease Senmiao’s obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indenture, by depositing money or U.S. government obligations with the trustee of the Indenture;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, Senmiao will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, Senmiao may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. Senmiao will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Senmiao may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how Senmiao will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and any material United States federal income tax considerations.

This summary of any debt securities offered is not complete. For the terms of particular debt securities, you should refer to the prospectus supplement for those securities and the Indenture, if any, for those securities.

Warrants

Senmiao may issue warrants for the purchase of Senmiao’s common stock, preferred stock, debt securities, rights or units, or any combination thereof. Warrants may be issued independently or together with Senmiao’s common stock, preferred stock, debt securities, rights or units and may be attached to or separate or separable from any offered securities. To the extent warrants that Senmiao issues are to be publicly traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between Senmiao and a bank or trust company, as warrant agent. The warrant agent will act solely as Senmiao’s agent in connection with such warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of any warrants offered is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants, the form of warrant and the form of warrant agreement, if any, for that particular series.

Rights

Senmiao may issue rights to purchase Senmiao’s securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, Senmiao may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between Senmiao and one or more banks, trust companies or other financial institutions, as rights agent. Senmiao will name such agent in the applicable prospectus supplement. The rights agent will act solely as Senmiao’s agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights Senmiao offers will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any material United States federal income tax considerations; and

●	any other terms of the rights.

If less than all of the rights issued in any rights offering are exercised, Senmiao may offer any unsubscribed securities directly to persons other than Senmiao’s security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

This summary of any rights offered is not complete. For the terms of particular rights, you should refer to the prospectus supplement for those rights, the form of rights certificate and the form of rights agreement, if any, for those rights.

Units

Senmiao may issue units comprised of shares of common stock, shares of preferred stock, debt securities, rights and/or warrants in any combination. Senmiao may issue units in such amounts and in as many distinct series as Senmiao wishes. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If Senmiao issues units, they may be issued under one or more unit agreements to be entered into between Senmiao and a bank or other financial institution, as unit agent. If Senmiao issues units, the forms of unit certificate and unit agreement, if any, relating to such units will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, or at any time before a specified date, or at any time. The applicable prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement;

●	the price or prices at which such units will be issued;

●	any material United States federal income tax considerations;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any other terms of the units and of the securities comprising the units.

This summary of any units offered is not complete. For the terms of particular units, you should refer to the prospectus supplement for those units, the form of unit certificate and the form of unit agreement, if any, for those units.

Transfer Agent and Registrar

The transfer agent and registrar for Senmiao’s common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Listing

Senmiao’s common stock is listed on The Nasdaq Capital Market under the trading symbol “AIHS.”

PLAN OF DISTRIBUTION

Senmiao may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, privately negotiated transactions, block trades, ordinary brokerage transactions, through the writing of options (listed or unlisted), in “at the market” offerings, using a combination of these methods or using any other method or methods permitted under applicable law. Senmiao may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. Senmiao may distribute securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

A prospectus supplement or supplements will describe the terms of each separate offering of securities, including, to the extent applicable:

●	the terms of the offering;

●	the name or names of the underwriters, if any;

●	the purchase price or prices of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from Senmiao;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price or prices;

●	any discounts or concessions allowed or re-allowed or paid to dealers;

●	any delayed delivery requirements; and

●	any securities exchange or market on which the securities may be listed or traded.

Only underwriters or agents named in a prospectus supplement will be underwriters or agents in respect of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. In most or all circumstances, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Senmiao may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Senmiao may use underwriters with whom Senmiao has a material relationship. Senmiao will describe in the prospectus supplement, naming the underwriters, the nature of any such relationship.

Senmiao may sell securities directly or through agents it designates from time to time. Senmiao will name any agent involved in the offering of securities, and Senmiao will describe any commissions Senmiao will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, Senmiao’s agent will act on a best-efforts basis for the period of its appointment.

Senmiao may authorize agents or underwriters to solicit offers from certain types of institutional investors to purchase securities from Senmiao at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Senmiao will describe the terms and conditions in these contracts and the commissions Senmiao must pay for solicitation of these contracts in the prospectus supplement.

Senmiao may make sales through the Internet or through other electronic means. If Senmiao elects to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, using the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, Senmiao will describe the system being used in the prospectus supplement. Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by Senmiao and which may directly affect the price or other terms and conditions at which the securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Many other pricing methods can and may also be used. Upon completion of such an electronic auction process, securities would be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Senmiao may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may have to make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, Senmiao in the ordinary course of business.

All securities Senmiao may offer, other than common stock, will represent new classes or series of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. Senmiao cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing or short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of an over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. These activities may cause the price of the securities to be higher than it would otherwise be. If commenced, these activities may be discontinued at any time.

Any underwriters or agents that are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in the common stock on The Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of Senmiao’s common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer in a transaction subject to such guidelines may not exceed specified limits determined by FINRA.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a more specific plan of distribution.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for Senmiao by Flangas Law Group. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Senmiao’s Annual Report on Form 10-K for the year ended March 31, 2023, have been so incorporated in reliance upon the report of Marcum Asia CPAs LLP, Senmiao’s current auditors, and Friedman LLP, Senmiao’s previous auditors, both independent registered public accounting firms, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Senmiao has filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. For further information, Senmiao refers you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus or incorporated by reference concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed or incorporated by reference as an exhibit to the registration statement, Senmiao refers you to the copy of the contract or document that has been filed. Each statement contained in this prospectus or incorporated by reference concerning the contents of a contract or document filed as an exhibit is qualified in all respects by the contents of the filed exhibit.

Senmiao files its registration statements, as well as periodic reports, proxy and information statements and other information, with the SEC. Senmiao’s registration statements, periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and on the SEC’s website at http://www.sec.gov, where the SEC maintains a collection of registration statements, periodic reports, proxy and information statements and other information regarding issuers like Senmiao that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows Senmiao to incorporate into this prospectus by reference the reports and other documents Senmiao files with it, which means that Senmiao can disclose important information to you by referring you to those reports and other documents. The information incorporated into this prospectus by reference is an important part of this prospectus, and information that Senmiao files later with the SEC will automatically update and supersede the information already incorporated by reference into this prospectus. Senmiao is incorporating by reference the documents listed below, which Senmiao has already filed with the SEC, and any future filings Senmiao makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the related offering, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, except as to any portion of any future report or other document that is not deemed filed under such provisions:

●	Senmiao’s Annual Report on Form 10-K for the year ended March 31, 2023, as filed with the SEC on July 13, 2023;

●	Senmiao’s Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended June 30, 2023, as filed with the SEC on August 14, 2023;

●	Senmiao’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 10, 2023;

●	Senmiao’s Current Reports on Form 8-K filed with the SEC on June 20, 2023, and April 5, 2023;

●	the description of Senmiao’s securities contained in Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed on July 9, 2020; and

●	any filings Senmiao makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the related offering, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, except as to any portion of any future report or other document that is not deemed filed under such provisions.

Senmiao will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including any exhibits to those documents. You should direct any requests for documents to Senmiao at 16F, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, People’s Republic of China 610000, telephone: +86 28 61554399.

You also may access these filings on Senmiao’s website at www.ihongsen.com. Senmiao does not incorporate the information on its website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, its website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that Senmiao specifically incorporates by reference into this prospectus or any supplement to this prospectus).

Senmiao’s registration statements, periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and on the SEC’s website at http://www.sec.gov, where the SEC maintains a collection of registration statements, periodic reports, proxy and information statements and other information regarding issuers like Senmiao that file electronically with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in a later-filed document that is incorporated or deemed to be incorporated by reference modifies, supersedes or replaces such statement.

1,350,000 Shares of Common Stock

Pre-funded Warrants to Purchase 905,000 Shares of Common Stock

SENMIAO TECHNOLOGY LIMITED.

Prospectus Supplement

November 14, 2025